SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [  ]

Check the appropriate box:

[X]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                          THE LESLIE FAY COMPANY, INC.
                          ----------------------------
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required

[X]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         1) Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share

         2)       Aggregate number of securities to which transaction applies:
                  1,589,522

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $5.00

         4)       Proposed maximum aggregate value of transaction:  $7,947,610

         5)       Total fee paid:  $1,589.52


[X] Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
         2)       Form, Schedule or Registration Statement No.:
         3)       Filing Party:
         4)       Date Filed

                          THE LESLIE FAY COMPANY, INC.
                                  1412 BROADWAY
                            NEW YORK, NEW YORK 10018


                                                                   July __, 2001


To the Stockholders of The Leslie Fay Company, Inc.:


         You are cordially invited to attend a Special Meeting of Stockholders of The Leslie Fay Company, Inc. (the "Company") to be held at the offices of Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York 10174 on ______, August __, 2001, at 10:30 a.m., local time.

         At the meeting, you will be asked to consider and vote upon a proposal to adopt an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of April 27, 2001 among the Company, Three Cities Fund II, L.P., Three Cities Offshore II C.V., LF Acquisition, LLC ("Parent") and LF Merger Co. ("Merger Sub"). You can find the full text of the Merger Agreement as Annex A at the back of the accompanying Proxy Statement, and we urge you to read it in its entirety. Your Board of Directors is seeking your vote on this important transaction.


         If the Merger Agreement is adopted, upon completion of the merger, Merger Sub will be merged with and into the Company, and you will receive $5.00 in cash for each of your shares. Following completion of the merger, the Company's shares will no longer be publicly traded.

         THE BOARD OF DIRECTORS HAS ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

         Under the Company's Amended and Restated Certificate of Incorporation, the affirmative vote of at least 66 2/3% of the outstanding shares of Common Stock and the affirmative vote of more than 50% of the shares of Common Stock voting on such matter that are not owned directly or indirectly by interested stockholders or their affiliates are required for the adoption of the Merger Agreement.

         The accompanying Proxy Statement explains the proposed merger and provides specific information concerning the meeting. We have also enclosed a copy of our annual report for the year ended December 30, 2000 and a copy of our quarterly report for the thirteen weeks ended March 31, 2001, both of which contain important information about the Company. Please read all of them carefully.

         YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

         Your prompt submission of a proxy card will be greatly appreciated.

                                                           Sincerely,


                                                           John J. Pomerantz
                                                           Chairman of the Board

                          THE LESLIE FAY COMPANY, INC.
                                  1412 BROADWAY
                            NEW YORK, NEW YORK 10018

                                  ------------


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD _________AUGUST __, 2001


To the Stockholders of The Leslie Fay Company, Inc.:


         A Special Meeting of Stockholders (the ""Special Meeting") of The Leslie Fay Company, Inc. (the "Company") will be held at the offices of Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York 10174 on ________, August ___, 2001, at 10:30 a.m.,
local time to:


         1. Consider and vote upon a proposal to adopt an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 27, 2001, among the Company, Three Cities Fund II, L.P., Three Cities Offshore II C.V., LF Acquisition, LLC ("Parent") and LF Merger Co. ("Merger Sub"), pursuant to which Merger Sub will merge with and into the Company and each stockholder of the Company, except for those stockholders who have entered into a Subscription and Contribution Agreement with Parent, will receive cash in the amount of $5.00, without interest, for each of their shares. The Merger Agreement is more fully described in the accompanying Proxy Statement;


         2. Adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement; and


         3. Consider such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.


         Information regarding the proposal proposals to be acted upon at the Special Meeting is contained in the accompanying Proxy Statement. A copy of the Merger Agreement is set forth as Annex A in to the accompanying Proxy Statement.

         The close of business on July 5, 2001 has been fixed as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. Only holders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.


         Other important information about the Company is contained in our annual report for the year ended December 30, 2000 and our quarterly report for the thirteen weeks ended March 31, 2001, both of which are being sent to you along with this Proxy Statement. Please review all of these materials carefully before completing the enclosed proxy card.

                                             By Order of the Board of Directors,

                                                              WARREN T. WISHART
                                                                       Secretary


New York, New York
July __, 2001


      -------------------------------------------------------------------
         It is important that your shares be represented at the
         Special Meeting. Whether or not you plan to attend the
         Special Meeting, you are urged to, as promptly as
         practicable, sign, date and return the enclosed form of
         proxy, which requires no postage if mailed in the United
         States. If you hold shares directly in your name and attend the Special Meeting, you may vote your shares in person, even if you have previously submitted a proxy card. Your proxy may be revoked at any time before it is voted by submitting a written revocation or a proxy bearing a later date to the Secretary of the Company, or by attending and voting in person at the Special Meeting. For shares held in "street
         name," you may revoke or change your vote by submitting new voting instructions to your broker or nominee.
      -------------------------------------------------------------------

                          THE LESLIE FAY COMPANY, INC.
                                  1412 BROADWAY
                            NEW YORK, NEW YORK 10018

                                 PROXY STATEMENT
                                       FOR

                         SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD __________AUGUST __, 2001

         This Proxy Statement is furnished to the holders of shares of Common Stock of The Leslie Fay Company, Inc. (the "Company") in connection with the solicitation of proxies ("Proxies") by the Board of Directors of the Company (the "Board") for use at the Special Meeting of Stockholders (the "Special Meeting") to be held on _________, August __, 2001, at 10:30 a.m., local time, at the offices of Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York 10174 and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Meeting.

         The cost of preparing, assembling, printing, mailing and distributing the Notice of Meeting, this Proxy Statement and Proxies is to be borne by the Company. The Company also will reimburse brokers, banks and other custodians, nominees and fiduciaries, who are holders of record of the Company's Common Stock, for their reasonable out-of-pocket expenses in forwarding proxy solicitation materials to the beneficial owners of shares of Common Stock. The Company has retained D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, a proxy solicitation firm, to solicit proxies. The fee to be paid to such firm is not expected to exceed $7,500. In addition to the use of the mail, Proxies may be solicited without extra compensation by directors, officers and employees of the Company by personal interview, telephone, telegram, cablegram or other means of electronic communication. The approximate mailing date of this Proxy Statement is July __, 2001.

         Unless otherwise specified, all Proxies received will be voted in favor of the proposal to adopt the merger agreement described in this Proxy Statement and in favor of the other proposals. A stockholder may revoke a Proxy at any time before its exercise by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting, without voting in person, will not constitute revocation of a Proxy.

         The close of business on July 5, 2001 has been fixed by the Board as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. As of the Record Date, there were _________ shares of Common Stock of the Company issued and outstanding. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on each matter to come before the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's Common Stock is required to constitute a quorum for the transaction of business at the Special Meeting. Proxies submitted which contain abstentions or broker non-votes will be deemed present at the Special Meeting for the purpose of determining the presence of a quorum.


         YOUR BOARD OF DIRECTORS HAS RECOMMENDED A VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.


                                TABLE OF CONTENTS

SUMMARY TERM SHEET..........................................................................2

CERTAIN QUESTIONS AND ANSWERS ABOUT VOTING AND THE MERGER...................................9

SUMMARY....................................................................................12


PROPOSAL 1 - APPROVAL OF THE MERGER AGREEMENT..............................................20

SPECIAL FACTORS............................................................................20

       Background of the Transaction.......................................................20
       Recommendation of the Independent Committee and the Board of Directors;
              Fairness of the Merger.......................................................23
       Opinion of the Financial Advisor....................................................25
       Analysis Performed by CDG in Arriving at its Opinion................................27
       Certain Financial Projections.......................................................29
       Interests of Certain Persons in the Merger and the Company..........................31
       Effects of the Merger...............................................................32
       Federal Income Tax Consequences.....................................................33
       Accounting Treatment................................................................33
       Financing of the Merger.............................................................33
       Regulatory Approvals................................................................34
       Risk that the Merger will not be Consummated........................................34
       Rights of Dissenting Stockholders...................................................34


THE MERGER AGREEMENT.......................................................................37

       The Merger..........................................................................37
       Capital Stock of the Constituent Corporations.......................................37
       Surrender and Payment of Shares of Common Stock.....................................38
       Treatment of Stock Options..........................................................38
       Directors and Officers; Certificate of Incorporation and Bylaws Following
               the Merger..................................................................38
       Representations and Warranties......................................................38
       Covenants...........................................................................38
       Indemnification and Insurance.......................................................39
       No Solicitation; Fiduciary Obligations of Directors.................................40
       Conditions..........................................................................41
       Termination.........................................................................41
       Fees and Expenses...................................................................42
       Amendment and Waiver................................................................42

RELATED AGREEMENTS.........................................................................43

                                       -i-


                                  TABLE OF CONTENTS (CONT'D)


       Subscription and Contribution Agreements............................................43
       Stockholders' Agreements............................................................43


BUSINESS OF MERGER SUB.....................................................................43

BUSINESS OF THE COMPANY....................................................................43


       General.............................................................................43
       Acquisitions........................................................................44
       Products............................................................................44
       Design..............................................................................45
       Trademarks and Licenses.............................................................45
       Markets and Distribution............................................................46
       Manufacturing.......................................................................46
       Imports and Import Restrictions.....................................................47
       Backlog.............................................................................48
       Credit and Collection...............................................................48
       Competition.........................................................................48
       Employees...........................................................................49
       Reorganization Under Chapter 11.....................................................49
       Properties..........................................................................49
       Legal Proceedings...................................................................49

MARKET PRICES OF AND DIVIDENDS ON THE COMMON STOCK AND OTHER
COMPARATIVE DATA...........................................................................51

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT.............................................................................52


SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY........................................53

VOTE REQUIRED AND RECOMMENDATION...........................................................55


PROPOSAL 2 - ADJOURNMENT PROPOSAL..........................................................56

       Vote Required and Recommendation....................................................56


WHERE YOU CAN FIND MORE INFORMATION........................................................56

AVAILABLE INFORMATION......................................................................57

MISCELLANEOUS..............................................................................57


       Stockholder Proposals...............................................................57
       Other Matters.......................................................................57

ANNEX A -- AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER..............................A-1


                                      -ii-


                                  TABLE OF CONTENTS (CONT'D)

ANNEX B - FAIRNESS OPINION OF CONWAY, DEL GENIO, GRIES & CO., LLC ........................B-1


ANNEX C -- DELAWARE GENERAL CORPORATION LAW SECTION 262...................................C-1


                                      -iii-

                               SUMMARY TERM SHEET


         This summary term sheet does not contain all of the information that is important to you. You should carefully read the entire proxy statement to fully understand the merger. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

THE PARTIES

         The Leslie Fay Company, Inc., through its subsidiaries, is engaged principally in the design, arranging for the manufacture, and the sale of diversified lines of women's dresses and sportswear. See "BUSINESS OF THE COMPANY."

         LF Merger Co., a corporation that is wholly owned by LF Acquisition, LLC, has been formed solely to effect the merger and does not conduct any business activities.

         LF Acquisition, LLC is a Delaware limited liability company organized by Three Cities Fund II, L.P. and Three Cities Offshore II C.V. (who are majority stockholders of Leslie Fay) to acquire the Leslie Fay business. John J. Pomerantz and Warren T. Wishart, who are executive officers of Leslie Fay, H. Whitney Wagner and Thomas G. Weld, who are employees of Three Cities Research, Inc. (which serves as an advisor to and is an affiliate of Three Cities Fund II, L.P. and Three Cities Offshore II C.V.) and respectively a former director and a director of Leslie Fay, and entities controlled by John Constable (all of whom are stockholders of Leslie Fay) will remain as equity holders of Leslie Fay after the merger.

         See "SUMMARY - Parties to the Merger."

PROPOSED ACQUISITION

         STRUCTURE OF THE MERGER. LF Merger Co. will be merged with and into Leslie Fay, the separate existence of LF Merger Co. will cease, and Leslie Fay will continue as the surviving corporation.

         STOCKHOLDER VOTE. You are being asked to vote to adopt the merger agreement and you may be asked to vote to adjourn the Special Meeting under certain circumstances.

         EFFECTIVENESS OF THE MERGER. The merger will be effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (or at such later date or time as is specified in such Certificate of Merger) in accordance with the Delaware General Corporation Law or at such later time as is specified in the Certificate of Merger. See "THE MERGER AGREEMENT -- The Merger."

         PRICE FOR YOUR STOCK. As a result of the merger, you will receive $5.00 in cash for each of your shares of Leslie Fay's common stock. Three Cities has available cash to pay the entire purchase price.

LESLIE FAY'S COMMON STOCK PRICE

         Leslie Fay's common stock is listed on the Nasdaq SmallCap Market under the symbol "LFAY." On January 12, 2001, the last full trading day before the public announcement of the proposal by Three Cities to acquire all of the shares of Leslie Fay's common stock not owned by them, the common stock closed at $2.81 per share. On March 26, 2001, which was the last trading day before the signing of the merger agreement was announced, the common stock closed at $3.13 per share. On ________ __, 2001, the last trading day prior to the date of this proxy statement, the common stock closed at $___ per share. See "MARKET PRICES OF AND DIVIDENDS ON THE COMMON STOCK AND OTHER COMPARATIVE DATA."

COMPARATIVE DATA

         o        Purchase price - $5.00 per share
         o        Book value at March 31, 2001 - $ 9.64 per share
         o Net Income for year ended December 30, 2000 - $1.47 per basic share (of which $1.20 per share was attributable to the nonrecurring sale of a trademark)
         o        Dividends for year ended December 30, 2000- None

ADVANTAGES OF THE MERGER TO YOU

         As a result of the merger, you will receive for your shares of common stock a cash premium over the market price when the merger was announced. The merger consideration of $5.00 per share represents a premium of approximately 60% over the closing price of the common stock of $3.13 on March 26, 2001, the last trading day before the signing of the merger agreement was announced. Following the merger, you will not bear the risk of any decrease in the value of the common stock of Leslie Fay. See "SPECIAL FACTORS - Recommendation of the Independent Committee and the Board of Directors; Fairness of the Merger".

DISADVANTAGES OF THE MERGER TO YOU

         Following the merger, you will no longer own stock of Leslie Fay and will no longer benefit from any earnings or growth of Leslie Fay or any possible future appreciation of its stock price. Also, you may recognize a taxable gain as a result of the merger. See "SPECIAL FACTORS -- Federal Income Tax Consequences."

EFFECT OF MERGER ON LESLIE FAY AND ITS AFFILIATES

         Following the merger, Leslie Fay will be a subsidiary of LF Acquisition, LLC. Following the transactions described under "SPECIAL FACTORS-Interests of Certain Persons in the Merger and the Company - Proposed Future Transactions", Leslie Fay will be owned by Three Cities Fund II, L.P., Three Cities Offshore II C.V., Messrs. Pomerantz, Wishart, Wagner and Weld and entities controlled by John Constable, and its shares will no longer be traded on the Nasdaq Small Cap Market or be registered under the Securities Exchange Act of 1934.

TREATMENT OF STOCK OPTIONS

         Immediately following the effective time of the merger, each outstanding option to purchase shares of Leslie Fay's common stock, whether or not vested, will be assumed by LF Acquisition, LLC and shall be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable under such Leslie Fay stock option (including without limitation, as to vesting and expiration), the same number of limited liability company interests of LF Acquisition, LLC as the number of common shares each Leslie Fay stock option entitled the holder thereof to purchase. See "THE MERGER AGREEMENT-- Treatment of Stock Options." Upon completion of the transactions described under "SPECIAL FACTORS -

Interests of Certain Persons in the Merger and the Company - Proposed Future Transactions", each such stock option will become an option to purchase a combination of shares of common stock and preferred stock and subordinated debt of the successor company of Leslie Fay.

BOARD OF DIRECTORS RECOMMENDATION

         The board of directors of Leslie Fay has approved the merger and the merger agreement and determined that the merger is fair to, and in the best interests of, Leslie Fay and its stockholders. The board of directors recommends that all stockholders approve and adopt the merger agreement and all of the transactions contemplated by the merger agreement, and vote to adjourn the Special Meeting under certain circumstances.

FAIRNESS OPINION

         Conway, Del Genio, Gries & Co., LLC has delivered to the independent committee of Leslie Fay's board of directors its opinion that, as of March 23, 2001, based upon the assumptions made, matters considered and limits of the review undertaken (as described in such opinion) the consideration to be received by Leslie Fay's stockholders pursuant to the merger is fair to Leslie Fay's stockholders, other than the Three Cities funds, from a financial point of view. A copy of the written confirmation of this opinion is attached to this proxy statement as Annex B and should be read in its entirety. See "SPECIAL FACTORS - Opinion of the Financial Advisor."

LESLIE FAY'S REASONS FOR THE MERGER

         A principal purpose of the merger is to provide Leslie Fay's stockholders with a level of liquidity for their shares, currently unavailable in the marketplace. Between October 10, 2000 and January 13, 2001, when Leslie Fay announced that it had received an offer from Three Cities, the trading volume of Leslie Fay common stock exceeded 20,000 shares on only four days (one of which was the last trading day of the year) and the average trading volume during such period was approximately 5,300 shares per day. Between January 19, 2001 and March 23, 2001, the day immediately preceding the announcement of the signing of the merger agreement, the trading volume of Leslie Fay common stock exceeded 20,000 shares on only two days and the average trading volume during such period was approximately 3,800 shares per day. Since the trading volume of Leslie Fay's common stock has generally not been extensive, it is reasonable to assume that any effort by a stockholder to dispose of a significant number of shares would adversely affect the market price.

          Leslie Fay's board of directors decided to undertake the merger at this time because of the timing of the Three Cities offer.

         Leslie Fay's board of directors consulted with the independent committee of the board, senior management and Leslie Fay's financial and legal advisors and considered a number of factors in reaching its decision to approve the merger, the merger agreement and the transactions contemplated by the merger agreement, and to recommend that Leslie Fay's stockholders vote "FOR" adoption of the merger agreement. See "SPECIAL FACTORS - Recommendation of the Independent Committee and Board of Directors; Fairness of the Merger". Included among these factors were:

         (i) the financial condition, assets, results of operations, business and prospects of Leslie Fay, and the risks inherent in achieving those prospects;

         (ii) the terms and conditions of the merger agreement, including the amount and form of consideration payable to the stockholders of Leslie Fay and the voting requirement contained in Leslie Fay's Amended and Restated Certificate of Incorporation whereby it is required that the merger agreement be approved and adopted by the affirmative vote of at least 66 2/3% of the outstanding common stock and by at least 50% of the outstanding common stock voting on the matter that are not owned directly or indirectly by an interested stockholder or any of its affiliates;

         (iii) the negotiations which took place between Three Cities and the independent committee of the board with respect to the merger consideration and the belief of the members of the independent committee that $5.00 per share of Leslie Fay's common stock was the highest price that Three Cities would agree to pay;

         (iv) the merger consideration of $5.00 per share to be received by stockholders in the merger agreement represents a premium of approximately 78% over the $2.81 per share closing price on January 12, 2001, the last full trading day before the public announcement of the proposal by Three Cities to acquire all of the shares of Leslie Fay's common stock not owned by them; and that during the preceding six months, the merger consideration represented a premium ranging from 8%, when the common stock traded at $4.63 on July 12, 2000 to 82% when the common stock traded at $2.75 on January 3, 2001;

         (v) the trading prices and volumes at which the common stock traded in the previous four years, which include the trading prices and volumes at the time Three Cities became a stockholder of Leslie Fay by purchasing common stock for prices ranging from $6.95 to $7.00 per share;

         (vi) the opinion of Conway, Del Genio, Gries & Co., LLC as to the fairness, from a financial point of view, of the merger consideration of $5.00 per share to be received by stockholders and the analysis underlying such opinion presented to the independent committee of the board, as of March 23, 2001;

         (vii) the availability of appraisal rights under the Delaware General Corporation Law to holders of Leslie Fay's common stock who dissent from the merger; and

         (viii) the ability of the merger to provide Leslie Fay's stockholders with a level of liquidity currently unavailable in the market place.

         Each of the foregoing factors supported the decision of Leslie Fay's board of directors. The board viewed all of the foregoing factors as important in reaching its conclusion and did not assign any particular weight to any individual factor. See "SPECIAL FACTORS -- Recommendation of the Independent Committee and the Board of Directors; Fairness of the Merger."

         Leslie Fay's board of directors did not consider other alternatives to the merger because in its January 12, 2001 letter to Leslie Fay, Three Cities stated that it was not interested in selling its Leslie Fay stock; consequently, strategic alternatives involving third parties or the liquidation of Leslie Fay were not feasible. See "SPECIAL FACTORS - Recommendation of the Independent Committee and the Board of Directors; Fairness of the Merger."

THE SPECIAL MEETING OF STOCKHOLDERS

     PLACE, DATE AND TIME. The special meeting of Leslie Fay's stockholders will be held at the offices of Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 9th Floor, 405 Lexington Avenue, New York, New York, 10174 at 10:30 a.m., local time, on ________, August __, 2001.

         WHAT VOTE IS REQUIRED FOR ADOPTION OF THE MERGER AGREEMENT. Under Leslie Fay's Amended and Restated Certificate of Incorporation, the affirmative vote of at least 66 2/3% of the outstanding shares of common stock and the affirmative vote of more than 50% of the shares of common stock voting on such matter that are not owned by an interested stockholder or any of its affiliates are required for the adoption of the merger agreement. The presence in person or by proxy of at least 50% of the outstanding common stock constitutes a quorum for a stockholder vote on the adoption of the merger agreement at the special meeting. Three Cities, John J. Pomerantz, Warren T. Wishart, H. Whitney Wagner, Thomas G. Weld and John Constable, who beneficially own approximately 73.1% of the Common Stock, each have advised Leslie Fay that they intend to vote their shares of common stock in favor of adoption of the merger agreement. Since such persons may be deemed to be interested stockholders, their votes will not count in determining whether or not the 50% test is met. Proxies submitted that contain abstentions or broker non-votes will be deemed present at the special meeting for determining the presence of a quorum. Abstentions and broker non-votes with respect to the vote on the merger will have the effect of votes against such matter for purposes of the 66 2/3 % test, but only abstentions will have such effect for purposes of the 50% test.

         WHAT VOTE IS REQUIRED FOR ADOPTION OF PROPOSAL 2. The affirmative vote of more than 50% of the shares voting on such matter is required to adjourn the Special Meeting under the circumstances described in Proposal 2. Three Cities, John J. Pomerantz, Warren T. Wishart, H. Whitney Wagner, Thomas G. Weld and John Constable, who beneficially own approximately 73.1% of the Common Stock, each have advised Leslie Fay that they intend to vote their shares of common stock in favor of adoption of Proposal 2, if Proposal 2 is submitted to a vote.

         WHO CAN VOTE AT THE SPECIAL MEETING. You can vote at the special meeting all of the shares of common stock that you owned of record as of July 5, 2001, which is the record date for the special meeting. If you own shares that are registered in someone else's name (for example, a broker), you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. As of the close of business on July 5, 2001, there were ______ shares of the common stock outstanding held by approximately _______ stockholders.

         PROCEDURE FOR VOTING. You can vote your shares by attending the special meeting and voting in person, or by mailing the enclosed proxy card. You may revoke or change your proxy at any time prior to its use at the special meeting by giving Leslie Fay a new proxy, a written direction to revoke your proxy, or attending the special meeting and voting in person.

DISSENTERS' RIGHTS OF APPRAISAL

         Delaware law provides you with appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are entitled to have the value of your shares independently determined and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the merger. To exercise your appraisal rights, you must strictly comply with the rules governing the exercise of appraisal rights or lose those appraisal rights. We describe the procedures for exercising appraisal rights in this proxy statement and we attach the provisions of Delaware law that govern appraisal rights as Annex C. See "SPECIAL FACTORS -- Rights of Dissenting Stockholders."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The receipt of cash by you pursuant to the merger or the exercise of appraisal rights will be taxable events for you for federal income tax purposes. They may also be taxable events under applicable local, state and foreign tax laws. The tax consequences for you will depend upon the facts and circumstances applicable to you. Accordingly, you should consult your own tax advisor with respect to the federal, state, local or foreign tax consequences of the Merger. See "SPECIAL FACTORS -- Federal Income Tax Consequences."

WHEN WILL THE MERGER BE COMPLETED; CONDITIONS TO COMPLETING THE MERGER

         Leslie Fay and Three Cities are working to complete the merger as soon as possible and anticipate completing the merger on _________, 2001, following the special meeting, subject to the satisfaction of certain conditions. See "THE MERGER AGREEMENT -- Conditions."

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS

         John J. Pomerantz, Warren T. Wishart and Thomas G. Weld, who are directors and/or members of management of Leslie Fay, have interests in the merger that are different from, or are in addition to, their interests as Leslie Fay stockholders since they will have the opportunity to remain as equity holders of Leslie Fay. See "SPECIAL FACTORS -- Interests of Certain Persons in the Merger and the Company."

 THE MERGER

         PROCEDURE FOR RECEIVING THE MERGER CONSIDERATION. Prior to the effective time of the merger, Leslie Fay will authorize an exchange agent satisfactory to Three Cities for the purpose of exchanging certificates representing the shares of Leslie Fay's common stock entitled thereto, for the merger consideration. Prior to the effective time of the merger, LF Acquisition, LLC will deposit the aggregate merger consideration into an interest-bearing account under the control of the exchange agent, and shall cause disbursements to be made from such account from time to time in respect of payments of the merger consideration. See "THE MERGER AGREEMENT--Surrender and Payment of Shares of Common Stock."

         TERMINATING THE MERGER AGREEMENT. Leslie Fay and Three Cities can mutually agree at any time to terminate the merger agreement. Also, under certain circumstances, either Leslie Fay or Three Cities can decide to terminate the merger agreement if the merger has not been consummated on or before July 31, 2001. See "THE MERGER AGREEMENT- Termination."

         FEES AND EXPENSES. All expenses incurred by the parties hereto in connection with the merger agreement and the merger and the other transactions contemplated thereby, whether or not the merger or any of such other transactions are consummated, shall be paid by the party incurring such expense; provided, however, that Leslie Fay shall pay all of Three Cities' expenses if the merger is consummated. See "THE MERGER AGREEMENT -- Fees and Expenses."

         ACCOUNTING TREATMENT. For accounting and financial reporting purposes, the merger will be accounted for as a purchase.

NO SOLICITATION OF PROPOSALS

         Leslie Fay has agreed not to solicit, initiate or encourage the submission of any proposal with respect to a merger, consolidation or other business combination involving Leslie Fay or any of its subsidiaries or the acquisition of 10% or more of their assets or capital stock or participate in discussions or negotiations or otherwise cooperate with any unsolicited proposal that constitutes or may lead to a proposal for such a takeover transaction during the period from the date of the merger agreement to the effective time of the merger.

         However, if the board of directors of Leslie Fay determines in good faith, after consultation with independent outside legal counsel, that prior to obtaining the requisite vote of stockholders, it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Leslie Fay's stockholders under applicable law, Leslie Fay may, in response to a proposal for a takeover transaction which was not solicited by it and which did not otherwise result from a breach of Leslie Fay's covenants under the merger agreement, and subject to providing prior written notice of its decision to take such action to Three Cities, (1) furnish information with respect to Leslie Fay and any or all of its subsidiaries to any person making such a proposal for a takeover transaction pursuant to a customary confidentiality agreement and (2) participate in discussions or negotiations regarding such takeover proposal. See "THE MERGER AGREEMENT -- No Solicitation; Fiduciary Obligations of Directors"

REGULATORY FILINGS AND APPROVALS

         Leslie Fay does not believe that any material federal or state regulatory approvals, filings or notices are required by it in connection with the merger.

QUESTIONS

         If you have any questions about the merger or if you need additional copies of the proxy statement or the enclosed proxy card, you should contact D.F. King & Co., Inc. at 1-800-290-6248.


                      CERTAIN QUESTIONS AND ANSWERS ABOUT VOTING AND THE MERGER


Q:       WHY AM I RECEIVING THESE MATERIALS?                    enclosed postage prepaid envelope
                                                                and mailed in the United States.
A:       The Board of Directors of The
         Leslie Fay Company, Inc. is                   Q:       WHAT DOES IT MEAN IF I RECEIVE MORE
         providing these proxy materials to                     THAN ONE PROXY OR VOTING
         give you information to determine                      INSTRUCTION CARD?
         how to vote in connection with the
         special meeting of stockholders               A:       It means your shares are registered
         which will take place on ______,                       differently or are held in more
         August __, 2001 at 10:30 a.m.,                         than one account. Please provide
         local time, at the offices of                          voting instructions for each proxy
         Jenkens & Gilchrist Parker Chapin                      card that you receive.
         LLP, The Chrysler Building, 9th
         Floor, New York, New York 10174.              Q:       HOW CAN I VOTE SHARES HELD IN MY
                                                                BROKER'S NAME?
Q:       WHAT WILL BE VOTED ON AT THE
         MEETING?                                      A:       If your broker holds your shares in
                                                                its name (or in what is commonly
A:       Whether to adopt a merger agreement                    called "street name"), then you
         pursuant to which LF Merger Co.                        should give your broker
         will merge with and into Leslie                        instructions on how to vote.
         Fay, with Leslie Fay as the                            Otherwise your shares will not be
         surviving corporation.                                 voted with respect to the adoption
                                                                of the merger agreement.
Q:       WILL ANY OTHER MATTERS BE VOTED ON
         AT THE MEETING?                               Q:       CAN I CHANGE MY VOTE?

A:       Yes. The stockholders of Leslie Fay           A:       You may change your proxy
         will also be asked to vote to                          instructions at any time prior to
         adjourn the meeting if there are                       the vote at the meeting. For shares
         not enough votes to adopt the                          held directly in your name, you may
         merger agreement.                                      accomplish this by completing a new
                                                                proxy or by attending the meeting
Q:       WHO CAN VOTE?                                          and voting in person. Attendance at
                                                                the meeting alone will not cause
A:       All stockholders of record as of                       your previously granted proxy to be
         the close of business on July 5,                       revoked unless you vote in person.
         2001.                                                  For shares held in "street name,"
                                                                you may accomplish this by
Q:       WHAT SHOULD I DO NOW?                                  submitting new voting instructions
                                                                to your broker or nominee.

A:       Please vote. You are invited to
         attend the meeting. However, you
         should mail your signed and dated
         proxy card in the enclosed envelope
         as soon as possible, so that your
         shares will be represented at the
         meeting in case you are unable to
         attend. No postage is required if
         the proxy card is returned in the


                                                 -9-


Q:       WHAT VOTE IS REQUIRED TO ADOPT THE            Q:       WHAT IS THE RECOMMENDATION OF THE
         MERGER AGREEMENT?                                      BOARD OF DIRECTORS OF LESLIE FAY?

A:       For the merger to occur, the                  A:       The Board recommends that you vote
         affirmative vote of at least                           your shares "FOR" adoption of the
         two-thirds of all of the                               merger agreement.
         outstanding shares of common stock
         and the affirmative vote of more              Q:       WHY IS THE BOARD RECOMMENDING THAT
         than 50% of the shares of common                       I VOTE TO ADOPT THE MERGER
         stock voting on such matter that                       AGREEMENT?
         are not owned by interested
         stockholders are required for the             A:       In the opinion of your Board, the
         adoption of the merger agreement                       merger and the merger agreement are
         that is being submitted to a vote                      in the best interests of Leslie Fay
         of the stockholders.                                   and its stockholders. To review the
                                                                background and reasons for the
Q:       HOW ARE VOTES COUNTED?                                 merger in greater detail, see pages
                                                                ___ to ___.
A:       You may vote "FOR," "AGAINST" or
         "ABSTAIN." If you "ABSTAIN" or do             Q:       SHOULD I SEND IN MY STOCK
         not vote, it has the same effect as                    CERTIFICATES NOW?
         a vote "AGAINST" with respect to
         the vote that requires the merger             A:       No. Promptly after the effective
         agreement to be adopted by                             time of the merger, a letter of
         two-thirds of all outstanding                          transmittal containing instructions
         shares of common stock of Leslie                       with respect to the surrender of
         Fay. If you "ABSTAIN", it also has                     stock certificates will be
         the same effect as a vote "AGAINST"                    furnished to you. You should
         with respect to the vote that                          surrender certificates evidencing
         requires the merger agreement to be                    shares only with the letter of
         adopted by more than 50% of the                        transmittal and not with the
         shares voted that are not owned by                     enclosed proxy card.
         interested stockholders. If you
         provide specific voting                       Q:       WHEN DO YOU EXPECT THE MERGER TO BE
         instructions, your shares will be                      COMPLETED?
         voted as you instruct. If you sign
         your proxy card or broker voting              A:       We hope to complete the merger
         instruction card with no further                       promptly after the special
         instructions, your shares will be                      stockholders' meeting.
         voted in accordance with the
         recommendation of the Board of                Q:       WILL I HAVE TO PAY FEDERAL INCOME
         Directors of Leslie Fay.                               TAXES AS A RESULT OF THE
                                                                TRANSACTION?
Q:       WHAT WILL I RECEIVE IN THE MERGER?
                                                       A:       Stockholders will generally be
A:       If the merger agreement is adopted                     taxed at capital gains rates on the
         by stockholders and the merger is                      excess of $5.00 per share over
         consummated, you will receive $5.00                    their tax basis in the shares.
         in cash for each of your shares.
                                                       Q:       WILL I HAVE APPRAISAL RIGHTS?

                                                       A:       Yes. See page __.



                                                -10-



Q:       WHAT VOTE IS REQUIRED TO ADJOURN
         THE MEETING (PROPOSAL 2)?

A:       The affirmative vote of more than
         50% of the shares voting on such
         matter is required to adjourn the
         meeting. If submitted to a vote,
         this proposal will be approved
         regardless of your vote, so long as
         the stockholders of Leslie Fay who
         will be stockholders of the
         surviving corporation after the
         merger vote as they have advised
         Leslie Fay they intend to.


Q:       WHO CAN ANSWER MY QUESTIONS?

A:       If you have more questions about
         the merger or would like additional
         copies of this Proxy Statement, you
         should contact D.F. King at
         1-800-290-6428 (toll free) or
         American Stock Transfer & Trust
         Company at 1-800-937-5449 (toll
         free in the United States) or
         1-718-921-8200 (call collect).


                                     SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO FULLY UNDERSTAND THE PROPOSED MERGER AND THE OTHER MATTERS BEING PRESENTED FOR YOUR CONSIDERATION, AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE PROPOSED MERGER, YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING THE ANNEXES, AND THE OTHER DOCUMENTS TO WHICH WE REFER YOU. THOSE OTHER DOCUMENTS ARE LISTED IN THE SECTION HEADED "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE __. FOR FURTHER INFORMATION, ALSO SEE THE SECTION HEADED "AVAILABLE INFORMATION" ON PAGE
__.

         All information contained in this Proxy Statement relating to Three Cities Fund II, L.P. ("TCF II"), Three Cities Offshore II C.V. ("TCO" and, together with TCF II, the "Buyers"), LF Acquisition, LLC ("Parent") and LF Merger Co. ("Merger Sub") has been supplied by the Buyers for inclusion and has not been independently verified by the Company. No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement.

                   INFORMATION CONCERNING THE SPECIAL MEETING


         TIME, DATE AND PLACE. The Special Meeting of stockholders of the Company will be held on August 9, 2001 at 10:30 a.m., local time, at the offices of Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 9th Floor, New York, New York 10174.

         PURPOSE OF THE SPECIAL MEETING. At the Special Meeting, holders of the Company's common stock, par value $.01 per share ("Common Stock"), at the close of business on the Record Date, as defined below, will consider and vote upon a proposal to adopt the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of April 27, 2001 among the Company, the Buyers, the Parent and Merger Sub. If the Merger Agreement is adopted at the Special Meeting, Merger Sub will be merged with and into the Company (the "Merger"), and the Company will be the surviving corporation of the Merger. Each stockholder of the Company, except for the Buyers, John J. Pomerantz, Warren T. Wishart, H. Whitney Wagner, Thomas G. Weld and entities controlled by John Constable ("Constable") (collectively, the "Continuing Stockholders"), will receive $5.00 per share in cash for each share of the Company's Common Stock held by such stockholder. Immediately prior to the filing of the Certificate of Merger with the Delaware Secretary of State or at such later time as Buyers and the Company shall agree and as is specified in the Certificate of Merger (the "Effective Time"), the Continuing Stockholders will become members of the Parent which, after the Merger, will be the sole stockholder of the Company. Pursuant to the Merger, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the surviving corporation. At the Special Meeting, you will also vote upon a proposal to adjourn the Special Meeting if there are not enough votes to adopt the Merger Agreement and upon such other matters as may properly be brought before the Special Meeting.

         RECORD DATE FOR THE SPECIAL MEETING; QUORUM REQUIREMENTS. The close of business on July 5, 2001 has been fixed as the Record Date for determining stockholders entitled to notice of, and to vote at, the Special Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote at the Special Meeting. As of the Record Date, ________ shares of Common Stock were issued and outstanding. The presence, in person or by proxy, of a majority of all outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Special Meeting.

         VOTING REQUIREMENTS. Under our certificate of incorporation, the affirmative vote of at least 66 2/3% of the outstanding shares of Common Stock and the affirmative vote of more than 50% of the outstanding shares of Common Stock voting on such matter that are not owned directly or indirectly by an Interested Stockholder or any of its Affiliates (the "Requisite Company Vote") (as such terms are defined in the Company's Amended and Restated Certificate of Incorporation) are required for the adoption of the Merger Agreement. The Continuing Stockholders, who own approximately 73.1% of the Common Stock, each have advised the Company that they intend to vote their shares of Common Stock in favor of adoption of the Merger Agreement. Proxies submitted that contain abstentions or broker non-votes will be deemed present at the Special Meeting for determining the presence of a quorum. Since the Continuing Stockholders may be deemed to be Interested Stockholders, their votes will not count in determining whether the 50% test is met. Abstentions and broker non-votes with respect to the vote on the Merger will have the effect of votes against such matter for purposes of the 66 2/3 % test, but only abstentions will have such effect for purposes of the 50% test. In addition, with respect to the vote on the proposal to adjourn the Special Meeting (Proposal 2), abstentions will have the effect of votes against such proposal while broker non-votes will have no effect on the vote. There are 39,428 shares of Common Stock issued in the name of the administrator of the Company's 1997 plan of reorganization, who holds such shares for the benefit of the creditors of the Company pending the resolution of certain creditor claims. He has advised the Company that, in accordance with such administrator's practice since the first meeting of the Company's stockholders held after its emergence from bankruptcy in 1997, such shares will be voted in respect of each proposal submitted to the Special Meeting in the same proportion as all other shares (including shares held by the Continuing Stockholders) that have been voted at the Special Meeting. The administrator is not an interested stockholder for purposes of the 50% test.


         PROXIES. A proxy card is enclosed for your use in voting by mail. A Proxy may be revoked at any time prior to its exercise at the Special Meeting. Common Stock represented by properly executed Proxies received at or prior to the Special Meeting, and which have not been revoked, will be voted in accordance with the instructions indicated on the Proxy.


                  PROPOSAL 1 - ADOPTION OF THE MERGER AGREEMENT


THE PARTIES TO THE MERGER AGREEMENT


         THE COMPANY. The Company, through its subsidiaries, is engaged principally in the design, arranging for the manufacture, and the sale of diversified lines of women's dresses and sportswear. The Company emerged from bankruptcy on June 4, 1997. See "BUSINESS OF THE COMPANY - Reorganization Under Chapter 11." The address of the Company is 1412 Broadway, New York, NY 10018. The Company's telephone number is 212-221-4000.


         MERGER SUB. Merger Sub is a corporation that is indirectly wholly owned by the Parent and has been formed solely to effect the Merger and does not conduct any business activities. Pursuant to the Merger Agreement, Merger Sub will be merged into the Company, with the Company as the surviving corporation (the "Surviving Corporation"). The address of Merger Sub is c/o Three Cities Research, Inc., 650 Madison Avenue, New York, NY 10022. The Merger Sub's telephone number is 212-838-9660.


         PARENT The Parent is a Delaware limited liability company organized by the Buyers, which are majority stockholders of Leslie Fay. The Buyers are the sole members of the Parent. Immediately prior to the Effective Time, Thomas G. Weld and H. Whitney Wagner, who are managing directors of Three Cities Research, Inc., which serves as an advisor to and is an affiliate of the Buyers, and respectively, a director and a former director of the Company, John J.

Pomerantz and Warren T. Wishart, who are executive officers of the Company, and entities controlled by John Constable (all of whom are stockholders of Leslie
Fay) will become members of the Parent.

         THE BUYERS. The Buyers are Three Cities Fund II, L.P., a Delaware limited partnership, and Three Cities Offshore II C.V., a Netherlands Antilles limited partnership.

THE MERGER AGREEMENT


         CAPITAL STOCK OF THE COMPANY AND MERGER SUB. If the Merger is consummated, you will receive $5.00 in cash for each of your shares. See "THE MERGER AGREEMENT - Capital Stock of the Constituent Corporations."

         CONDITIONS TO, AND TERMINATION OF, THE MERGER. See "THE MERGER AGREEMENT- Conditions" and "- Termination."

         NO SOLICITATION. See "THE MERGER AGREEMENT - No Solicitation; Fiduciary Obligations of Directors."

         EXPENSES. All expenses incurred by the parties in connection with the Merger Agreement and the Merger and the other transactions contemplated thereby, whether or not the Merger or any such other transactions are consummated, shall be paid by the party incurring such expense; provided, however, that the Company shall pay all expenses of the Buyers if the Merger is consummated. All costs of preparing, printing, mailing and distributing the Notice of Special Meeting, the Proxy Statement and the proxies will be born by the Company.

DISSENTING SHARES

         Under the Delaware General Corporation Law (the "DGCL"), the Company's stockholders are entitled to rights of appraisal in connection with the Merger. See "SPECIAL FACTORS - Rights of Dissenting Stockholders" for a discussion of what you must do in order to exercise your right to an appraisal of your shares.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE COMPANY

         The following selected historical consolidated financial data for each of the years in the five-year period ended December 30, 2000 are derived from, and are qualified in their entirety by reference to, the Company's audited consolidated financial data and notes thereto included in the Company's Annual Report for the year ended December 30, 2000, a copy of which accompanies this Proxy Statement. The selected historical consolidated financial data for the thirteen weeks ended March 31, 2001 are derived from, and are qualified in their entirety by reference to, the Company's unaudited consolidated financial data and notes thereto included in the Company's Quarterly Report on Form 10-Q for the thirteen weeks ended March 31, 2001, a copy of which also accompanies this Proxy Statement. The results for the thirteen weeks ended March 31, 2001 are not necessarily indicative of results for the full year. The historical financial information presented for the Reorganized Company (i.e., the Company after its emergence from bankruptcy) and the Predecessor Company (i.e., the Company prior to its emergence from bankruptcy) are not comparable. The information presented below should be read in conjunction with such financial statements and notes thereto, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report for the year ended December 30, 2000 and the Company's Quarterly Report for the thirteen weeks ended March 31, 2001.

                                                    (In thousands, except per share data)
                                            Reorganized Company                                         Predecessor Company
                                                       For The Periods Ended
-----------------------------------------------------------------------------------------------------------------------------------
                          Thirteen        Fifty-Two      Fifty-Two      Fifty-Two       Thirty-One    Twenty-Two     Fifty-Two
                         Weeks Ended     Weeks Ended    Weeks Ended    Weeks Ended     Weeks Ended   Weeks Ended    Weeks Ended
                          March 31,      December 30,    January 1,     January 2,      January 3,     June 4,      December 28,
                            2001             2000           2000           1999          1998 (a)      1997 (b)         1996
                         -----------     ------------   -----------    -----------     -----------   ------------   -------------
                         (Unaudited)      (Audited)      (Audited)      (Audited)       (Audited)     (Audited)       (Audited

Net  Sales                 $56,130         $212,714       $197,446       $152,867       $ 73,091     |  $197,984      $429,676
Operating Income             3,131            4,000         14,439         13,020          4,322     |    14,355        17,965
                                                                                                     |
Reorganization Costs            --               --             --       --                  --      |     3,379 (c)     5,144 (c)
                                                                                                     |
Interest Expense and                                                                                 |
  Financing Costs              560            2,958          2,258            950            336     |     1,372         3,932 (d)
                                                                                                     |
Tax Provision                                 4,147          2,654          3,212            677     |       451          (839)(e)
(Benefit)                                                                                            |
                                                                                                     |
Other Non-Recurring             -- (f)      (10,800)           911(g)          --            --      |   136,341 (h)        --
    Items                                                                                            |
                                                                                                     |
Net Income                  $1,177           $7,695         $8,316          8,858         $3,309     |  $145,494        $9,728
                                                                                                     |
Net Income per                                                                                       |
  Share - Basic               $0.21            $1.47          $1.46          $1.35          $0.49 (i)|      -- (i)      $0.52 (i)
        - Diluted             $0.21            $1.44          $1.39          $1.31          $0.48 (i)|      -- (i)      $0.52 (i)
                                                                                                     |
                           As of            As of          As of          As of           As of      |   As of         As of
                         3/31/2001        12/30/2000     01/01/2000      01/02/99        01/03/98    | 06/04/97      12/28/96
                         ---------        ----------     ----------      --------        --------    | --------      --------
                                                                                                     |
Total Assets               $85,946          $87,359        $69,000        $67,804       $61,051      |  $77,789      $237,661
                                                                                                     |
Assets of Product Lines                                                                              |
   Held for Sale and                                                                                 |
   Disposition                  --               --             --             --          --        |      --          3,003 (i)
                                                                                                     |
Long-Term Debt                                                                                       |
 (Including Capital                                                                                  |
  Lease)                       102            3,126          4,052             17          49        |      108          --


                                                            -15-

NOTES TO SELECTED FINANCIAL DATA
--------------------------------


(a) Financial information for the thirty-one weeks ended January 3, 1998 represents the consolidated results of the reorganized entity after the consummation of the plan of reorganization (the "Plan") confirmed by an order of the Bankruptcy Court dated April 21, 1997.

(b) Financial information for the twenty-two weeks ended June 4, 1997 represents the audited consolidated results prior to the Company's consummation of the Plan. The income statement information includes the results of Castleberry and Sassco Fashions lines prior to their sale or spin-off in connection with the consummation of the Plan.

(c) The Company incurred reorganization costs in 1997 and 1996 while operating as a debtor in possession. Included in 1997 and 1996 is a provision of $0 and $652,000, respectively, for a write-down of a portion of the excess purchase price over net assets acquired in the 1984 leveraged buyout of The Leslie Fay Company, related to certain of the Company's product lines, which the Company believes will be unrecoverable.

(d) On January 2, 1994, the Company decided not to accrue interest on approximately $253,000,000 of pre-petition debt. During 1996, the Company had direct borrowings under a credit agreement with The First National Bank of Boston on 102 days in the second and third quarters, the highest amount of which was $28,672,000. Interest on direct borrowings was incurred at a rate of prime plus 1.5%.

(e) The Company recognized an income tax credit of $1,103,000 in 1996, representing a reduction of foreign income tax liabilities as a result of negotiated settlements on prior years' estimated taxes. The Company only paid state, local and foreign taxes in 1996.

(f) Amount reflects the gain recorded in the sale of the "HUE" trademark to the Kayser-Roth Corporation.

(g) The Company incurred $911,000 of other non-recurring, non-operating legal and administrative expense related to the August 25, 1999 merger with an affiliate of TCF II and TCO.

(h) Amount consists of the following three components: gain on sale/transfer of the Sassco Fashions line of $89,810,000 (net of $3,728,000 of income taxes), charge for revaluation of assets and liabilities pursuant to the adoption of fresh-start reporting of ($27,010,000) and gain on debt discharge (an extraordinary item) of $73,541,000.

(i) Net income per share for the thirty-one weeks ended January 3, 1998 was calculated based on 6,800,000 shares of new common stock, adjusted to give effect to the 2 for 1 stock split effected in July 1998, issued in connection with the consummation of the Plan. Earnings per common share for the twenty-two weeks ended June 4, 1997 is not presented because such presentation would not be meaningful. The old stock of 18,771,836 shares, used in calculating the net income per share in 1996, was canceled under the Plan and the new stock was not issued until June 4, 1997.

MARKET PRICES OF AND DIVIDENDS ON THE COMMON STOCK


         On December 8, 1998, the Common Stock of the Company began trading on the Nasdaq SmallCap Market under the symbol "LFAY." The following table sets forth the high bid and low asked prices on the Nasdaq SmallCap Market for each quarter during 1999 and 2000 and the first, second and third quarters of 2001.


                  Period                                High            Low
                  ------                                ----            ---
1999              First Quarter                   $     6.75        $    3.88
                  Second Quarter                        6.88             4.25
                  Third Quarter                         7.13             4.63
                  Fourth Quarter                        6.94             4.38

2000              First Quarter                   $     7.00        $    4.06
                  Second Quarter                        5.50             3.13
                  Third Quarter                         4.63             3.13
                  Fourth Quarter                        3.69             2.75

2001              First Quarter                    $    4.81        $    2.69
                  Second Quarter                        4.84             4.69
                  Third Quarter


         On January 16, 2001 the Company announced that on January 12, 2001, Three Cities Research Inc., TCF II and TCO (collectively, "Three Cities Funds") submitted a proposal to the Company to acquire all of the outstanding shares of the Company's Common Stock not owned by Three Cities Funds for $3.50 per share. The closing price of the Common Stock on the Nasdaq SmallCap Market on January 12, 2001 was $2.81 per share. On March 27, 2001, the Company announced that it had signed the Merger Agreement with the Buyers, Parent and Merger Sub which provides, among other things, that Three Cities Funds will acquire the outstanding shares of the Company's Common Stock not held by the Continuing Stockholders for $5.00 per share. On March 26, 2001, the closing price of the Common Stock on the Nasdaq SmallCap Market was $3.13 per share. As of ____________, 2001 the closing price of the Common Stock on the Nasdaq SmallCap Market was $____ per share. YOU ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR YOUR SHARES OF COMMON STOCK. As of ________2001, there were approximately_______ holders of record of the Common Stock of the Company.


         The Company did not pay any dividends on, or make any other distributions with respect to, its Common Stock during 1999 or 2000.

                        PROPOSAL 2 - ADJOURNMENT PROPOSAL

         The second matter that you will be asked to vote upon is the adjournment of the Special Meeting, if necessary, to permit the further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Merger. See "PROPOSAL 2 --Adjournment Proposal."

         The affirmative vote of more than 50% of the shares voting on such matter is required to adjourn the Special Meeting. Three Cities, John J. Pomerantz, Warren T. Wishart, H. Whitney Wagner, Thomas G. Weld and John Constable, who beneficially own approximately 73.1% of the Common Stock, each have advised Leslie Fay that they intend to vote their shares of common stock in favor of adoption of Proposal 2, if Proposal 2 is submitted to a vote. As a result, if submitted to a vote, this proposal will be approved regardless of your vote, so long as the Continuing Stockholders vote as they have advised the Company they intend to.


FORWARD-LOOKING INFORMATION


         This Proxy Statement contains forward-looking statements, which are generally identified by words such as "may," "should," "seeks," "believes," "expects," "intends," "estimates," "projects," "strategy" and similar expressions or the negative of those words. Those statements appear in a number of places in this Proxy Statement and include statements regarding the intent, belief, expectation, strategies or projections of the Company, its directors, its management, the Buyers or others at that time. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in such forward-looking statements. These risks and uncertainties, many of which are not within the Company's control, include, but are not limited to, the uncertainty of potential manufacturing difficulties, the dependence on key personnel, the possible impact of competitive products and pricing, the Company's continued ability to finance its operations, general economic conditions and the achievement and maintenance of profitable operations and positive cash flow. The accompanying information contained in this Proxy Statement identifies important factors that could cause expectations not to be met. Forward-looking statements speak only as of the date made, and neither the Company nor the Buyers undertake any obligation to update or revise any forward-looking statements. It is likely that if one or more of the risks and uncertainties materializes, the current expectations of the Company and its management will not be recognized.

                                   PROPOSAL 1

                        APPROVAL OF THE MERGER AGREEMENT


                                 SPECIAL FACTORS


BACKGROUND OF THE TRANSACTION


         During December 2000 and January 2001, the Buyers, who collectively own approximately 55.2% of the outstanding Common Stock, evaluated the possibility of acquiring up to all of the remaining outstanding shares of Common Stock. Following such evaluation, on January 12, 2001, the Buyers sent a letter to the Company proposing to purchase all remaining outstanding shares of Common Stock not owned by the Buyers for $3.50 in cash per share (the "Initial Three Cities Offer"). In the January 12 letter, the Buyers stated that they were not interested in selling their interest in the Company. The Buyers' decision to make an acquisition proposal was based on their assessment of general market conditions and of other potential investments for the capital under their management.

         On January 19, 2001, the board of directors of the Company (the "Board") met at the offices of the Company in New York and appointed Robert L. Sind and Bernard Olsoff, the two members of the Board who were neither affiliated with Three Cities nor employees of Leslie Fay, as members of the independent committee of the Board (the "Independent Committee") to review the Initial Three Cities Offer. The Board believed that given the knowledge Mr. Sind and Mr. Olsoff, who were independent members of the Board, had of the business of the Company and of the apparel industry generally and since they would retain independent counsel and an independent financial advisor to assist them in reviewing the Initial Three Cities Offer and to render a fairness opinion, it was unnecessary to retain an unaffiliated representative to review the Initial Three Cities Offer. The Board also authorized the payment by the Company of a fee of $25,000 to each member of the Independent Committee and the indemnification of them by the Company against certain claims. On the same date, the Independent Committee met and resolved to engage Weil Gotshal & Manges LLP as its Special Counsel. At the meeting of the Company's Board held on January 19, 2001, W. Robert Wright, a representative of the Buyers, reviewed the terms of the Initial Three Cities Offer and responded to questions relating thereto. He stated that the Buyers were willing to have the Company's management participate as equity holders in the Surviving Corporation on the same basis as the Buyers, and that outstanding options to acquire Common Stock would be converted into options to acquire interests in the Parent on substantially the same terms as those presently held by optionees. The original January 12, 2001 offer letter from Three Cities was silent as to the inclusion of additional equity participants. The Company's management took no position on the Initial Three Cities Offer.

         On January 22, 2001 the Independent Committee resolved to engage Conway, Del Genio, Gries & Co., LLC ("CDG") as its financial advisor. In late January 2001, CDG began its formal evaluation of the Initial Three Cities Offer.

         On February 1, 2001, the Buyers delivered a draft merger agreement to the Company and its counsel and the Independent Committee and its counsel. The draft merger agreement included the same material terms as the final merger agreement summarized under "THE MERGER AGREEMENT" except for the following provisions which were not included in the final merger agreement: (a) representations and warranties of the Company relating to: the damage, destruction or other loss of assets or properties, employee benefit plans and labor matters, debt instruments, intellectual property, title to properties, agreements with regulatory agencies, suppliers and customers, and insurance, (b) closing conditions relating to claims pending other than as set forth in the Company's filings with the Securities and Exchange Commission (the "SEC") that had resulted or could reasonably be expected to result in a material adverse effect, and the consent of Leslie Fay's lenders and option holders necessary to consummate the merger, and (c) a termination fee payable to the Buyers if the Merger were not consummated under certain circumstances.


         On March 13, 2001, Mr. Wright sent a letter on behalf of the Buyers to Mr. Pomerantz, expressing concern over the amount of time it had taken the Company to evaluate and respond to the Initial Three Cities Offer. Mr. Wright's letter reiterated that the Buyers had expressly reserved the right to withdraw or modify the Initial Three Cities Offer at any time.


         At a meeting of the Independent Committee on March 14, 2001, CDG presented an oral preliminary opinion (the "Preliminary Opinion") to the Independent Committee regarding the fairness of the Initial Three Cities Offer. The Preliminary Opinion stated the Initial Three Cities Offer was not fair, from a financial point of view, to the Company's stockholders. CDG made this determination based on several valuation methodologies and analyses, which included the use of comparable transaction multiples, trading multiples, and discounted cash flow valuations. The Initial Three Cities Offer fell below the fair value ranges as determined by CDG through these valuation methodologies.

         On March 15, 2001, Mr. Wright and Jeanette Welsh, representatives of the Buyers, met with the Independent Committee at the offices of the Company. During the course of the meeting, the Independent Committee advised Mr. Wright and Ms. Welsh of the Preliminary Opinion and stated that, in light of the Preliminary Opinion, the Independent Committee believed that the Initial Three Cities Offer was inadequate. The parties continued to negotiate over the price and at the end of the meeting, Mr. Wright and Ms. Welsh offered, on behalf of the Buyers, to purchase all shares of Common Stock not owned by the Buyers for $4.00 in cash per share (the "Second Three Cities Offer"). No agreement was reached at the meeting with regard to the Second Three Cities Offer, but Mr. Wright requested, and the Company agreed to facilitate, a meeting between representatives of the Buyers and CDG.

         On March 16, 2001, Mr. Wright and Ms. Welsh met with representatives of CDG at CDG's offices in New York. During the course of the meeting, the parties discussed the valuation methodologies used by CDG in arriving at its Preliminary Opinion. Later the same day, Mr. Wright called Mr. Sind to discuss Mr. Wright's and Ms. Welsh's meeting with CDG and the valuation methodologies that CDG had used in its assessment of the Second Three Cities Offer. Later that day, Mr. Sind called Mr. Wright and informed him that the Independent Committee had determined that the Second Three Cities Offer was inadequate. The Independent Committee determined that the Second Three Cities Offer was inadequate because it fell below the share valuation range determined by CDG, as described more fully herein.


         On March 19, 2001, Mr. Wright and Ms. Welsh met with the Independent Committee at the offices of the Company. During the meeting, the Independent Committee related to Mr. Wright and Ms. Welsh the Independent Committee's belief that the Second Three Cities Offer was inadequate. The parties continued to negotiate over the price. As result of such negotiation, Mr. Wright and Ms. Welsh offered, on behalf of the Buyers, to purchase all shares of Common Stock not owned by the Buyers for $5.00 in cash per share (the "Third Three Cities Offer"). No final agreement was reached at the meeting with regard to the Third Three Cities Offer.


         During the period between March 19, 2001 and March 23, 2001 the Independent Committee and its representatives evaluated the Third Three Cities Offer and the parties and their respective legal advisors negotiated the terms of a definitive merger agreement. During this time, the parties discussed various issues related to the proposed transaction, including conditions to consummation of the merger and the terms, conditions and amount of any termination fee that might be paid upon termination of the merger agreement. Specifically, the Buyers agreed to eliminate certain representations and warranties, to withdraw their request for a termination fee and to eliminate the following conditions to their obligation to consummate the Merger: that there be no claims pending other than as set forth in the Company's public filings with the SEC that had resulted or could reasonably be expected to result in a material adverse effect; the Company's receipt of any consents from option holders and making of any amendments to its stock option plan necessary to effect the changes to the stock option plan and stock options contemplated by the Original Merger Agreement (as defined below); and the Company's receipt of its lenders' consent to the Merger. The Company agreed to permit the Buyers to enable Constable, the owner of approximately 8.7% of the Common Stock, to participate in the transaction on the same basis as the other Continuing Stockholders within a limited period of time following the date of the Original Merger Agreement. While the Buyers believed that, as a fund with similar investment objectives to their own, Constable might be interested in participating, the Buyers did not want to approach Constable unless and until an agreement with the Company had been reached. Constable was not and is not an affiliate of the Buyers.

         On March 23, 2001 CDG rendered its opinion to the Independent Committee (the "Final Opinion") that the Third Three Cities Offer was fair, from a financial point of view, to the Company's stockholders (other than the Buyers). On that same day, the Independent Committee, based on the Final Opinion, resolved to accept the Third Three Cities Offer and recommend that the Board approve the merger agreement (the "Original Merger Agreement").

         On March 26, 2001 the Board met and approved the Original Merger Agreement on the basis of the Independent Committee's recommendation. At the Board meeting, Vishal Mahadevia and Thomas G. Weld, who are directors of the Company and a principal and managing director, respectively, of Three Cities Research, Inc., which serves as an advisor to and is an affiliate of the Buyers, abstained from voting. The Company, Parent, Merger Sub, and the Buyers executed the Original Merger Agreement on such day.

         Following the public announcement of the Original Merger Agreement, the Buyers and their legal advisors had additional discussions regarding the most efficient tax structure of the Company following consummation of the Merger. Based on these discussions, in early April 2001, representatives of the Buyers contacted representatives of the Company to request that the Original Merger Agreement be amended (i) to reflect the fact that Parent was to be converted from a Delaware corporation to a Delaware limited liability company and that Continuing Stockholders would therefore receive an equal number of limited liability company interests instead of common stock in exchange for the Common Stock they were to contribute to the Parent and (ii) to provide that the shares of Common Stock held by Parent would remain outstanding instead of being canceled in the Merger. In addition, representatives of the Buyers requested that the Company and the Independent Committee consent to an extension of the period within which Constable could agree to participate on the same terms as the other Continuing Stockholders. The Independent Committee and the Board agreed to these amendments and the participation by Constable because they did not affect the terms (financial or otherwise) of the Merger to the Company's unaffiliated stockholders. All of the representations and warranties of the Company contained in the Original Merger Agreement were qualified by the Company's public filings as of the date it was signed. Since the Amended Merger Agreement (as defined below) was eventually dated as of April 27, 2001, all of the representations and warranties of the Company contained in it were in effect updated and further qualified by the additional disclosures in the Company's Annual Report on Form 10-K for the year ended December 30, 2000, which was filed with the SEC on March 30, 2001.

         On April 26, 2001, the Independent Committee approved the amendments to the Original Merger Agreement (as amended, the "Amended Merger Agreement") and to the participation of Constable in the transaction. At the meeting, the Independent Committee resolved to recommend that the Board approve the Amended Merger Agreement. The Board met on April 27, 2001 and, based on the recommendation of the Independent Committee, approved the Amended Merger Agreement.

         Immediately after the Board meeting on April 27, 2001, the Company, Parent, Merger Sub and the Buyers executed the Amended Merger Agreement.

         On May 1, 2001, the Parent and Constable entered into a Subscription and Contribution Agreement, pursuant to which Constable agreed to contribute all 442,408 shares of Common Stock it owned to Parent in exchange for an equal number of limited liability company interests of Parent.

RECOMMENDATION OF THE INDEPENDENT COMMITTEE AND THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER


         At a meeting held on March 26, 2001, the Board, based upon the recommendation of the Independent Committee made on March 23, 2001, concluded that the terms of the Merger Agreement were advisable, fair to, and in the best interests of the Company and all of its stockholders, and thereafter approved and adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, and recommended to all the stockholders of the Company that such stockholders vote to approve and adopt the same at the Special Meeting. At the Board meeting, Vishal Mahadevia and Thomas Weld, who are directors of the Company, abstained from voting due to the fact that they are also affiliates of the Three Cities Funds. The other four directors of Leslie Fay, two of whom were independent directors and two of whom were executive officers of Leslie Fay, voted in favor of the proposal.

         Leslie Fay's board of directors did not consider other alternatives to the merger because in its January 12, 2001 letter to Leslie Fay, Three Cities stated that it was not interested in selling its Leslie Fay stock; consequently, strategic alternatives involving third parties or the liquidation of Leslie Fay were not feasible.

         Except to the extent a recommendation is made in Mr. Pomerantz's capacity as a director, no executive officer of the Company, nor any affiliate of the Buyers has made any recommendation with respect to adoption of the Merger Agreement or any other transaction contemplated by the Merger Agreement. The Buyers and the other Continuing Stockholders, who together own 73.1% of the outstanding Common Stock of the Company, have advised the Company that they intend to vote their shares of Common Stock in favor of adoption of the Merger Agreement.

         In determining to recommend to all of the stockholders of the Company that they approve and adopt the Merger Agreement and the transactions contemplated thereby, and in determining that the terms of the Merger Agreement were advisable, fair to, and in the best interests of, the Company and all of its unaffiliated stockholders, the Board and the Independent Committee considered certain factors, including but not limited to, the following:

         (i) the financial condition, assets, results of operations, business and prospects of the Company, and the risks inherent in achieving those prospects; in particular the fact that the women's apparel industry has experienced significant stresses during the last several years. In part, this is due to consolidation in the department store business reducing the number of available customers; in part, it is a result of department stores requiring greater discounts and allowances from apparel manufacturers. As a result, Leslie Fay, as well as other apparel manufacturers, has experienced a decline in earnings and a more competitive business environment.


         (ii) the terms and conditions of the Merger Agreement, including the amount and form of consideration payable to the stockholders of the Company and the Requisite Company Vote contained in the Company's Amended and Restated Certificate of Incorporation which requires that the Merger Agreement be approved and adopted by the affirmative vote of at least 66 2/3% of the outstanding Common Stock and at least 50% of the Common Stock voting on the matter that are not owned directly or indirectly by an Interested Stockholder or any of its Affiliates (as such terms are defined in the Company's Amended and Restated Certificate of Incorporation), represented in person or by proxy at the Special Meeting;


         (iii) the negotiations which took place between the Buyers and the Independent Committee with respect to the merger consideration of $5.00 per share (the "Merger Consideration") and the belief by the members of the Independent Committee that $5.00 per share was the highest price that the Buyers would agree to pay;

         (iv) that the Merger Consideration of $5.00 per share to be received by stockholders in the Merger Agreement represents a premium of approximately 78% over the $2.81 per share closing price on January 12, 2001, the last full trading day before the public announcement of the proposal by the Buyers to acquire all of the shares of Common Stock of the Company not owned by them; and that during the preceding six months, the Merger Consideration represented a premium ranging from 8%, when the Common Stock traded at $4.63 on July 12, 2000 to 82% when the Common Stock traded at $2.75 on January 3, 2001.

         (v) the trading prices and volumes at which the Common Stock traded in the previous 4 years, which include the trading prices and volumes at the time the Buyers became stockholders of the Company by purchasing the Common Stock for prices ranging from $6.95 to $7.00 per share; in particular the fact that the closing price of the Common Stock had not reached $5.00 per share since April 7, 2000.


         (vi) the Opinion of CDG as to the fairness, from a financial point of view, of the Merger Consideration to be received by stockholders and the analysis presented to the Independent Committee, as of March 23, 2001;

         (vii) the availability of appraisal rights under the DGCL to holders of Common Stock who dissent from the Merger; and


         (viii) the ability of the Merger to provide the Company's stockholders with a level of liquidity currently unavailable in the market place; in particular the fact that (a) between October 10, 2000 and January 13, 2001 when Leslie Fay announced that it had received an offer from Three Cities, the trading volume of the Leslie Fay Common Stock exceeded 20,000 shares on only four days (one of which was the last trading day of the year) and the average trading volume during such period was approximately 5,300 shares per day and (b) between January 19, 2001 and March 23, 2001, the day immediately preceding the announcement of the signing of the Original Merger Agreement, the trading volume of the Leslie Fay Common Stock exceeded 20,000 shares on only two days and the average trading volume during such period was approximately 3,800 shares per day. Since the trading volume in Leslie Fay's Common Stock has generally not been extensive, it is reasonable to assume that any effort by a stockholder to dispose of a significant number of shares would adversely affect the market price.

         Each of these factors favored the conclusion that the Merger was fair to unaffiliated stockholders.

         In light of the number and variety of factors the Board and the Independent Committee considered in connection with their evaluation of the Merger, neither the Board nor the Independent Committee found it practicable to assign relative weights to the foregoing factors, and, accordingly, neither the Board nor the Independent Committee did so. Rather, the Independent Committee and the Board based their recommendations on the totality of the information presented to and considered by them, except that particular consideration was placed on: (i) the opinion of CDG that the Merger Consideration was fair to the holders of Common Stock (other than the Buyers), from a financial point of view;
(ii) the negotiation that took place between the Independent Committee, on the one hand, and the Buyers, on the other hand, that resulted in the Merger Consideration of $5.00 per share; and (iii) the fact that the Merger must be approved by the Requisite Company Vote in order for the Merger to be consummated. Based on its knowledge of the apparel industry and of the effect of the liquidation of apparel manufacturers on the collectibility and realization of their assets, the Independent Committee believed that the liquidation value of the Company would be less than the going concern value thereof.


         The foregoing discussion of the factors considered by the Independent Committee and the Board is not meant to be exhaustive, but includes all material factors considered by the Independent Committee and the Board to support their respective decisions to recommend the Merger.


         The Board believes that the Merger is procedurally fair because: (i) the Board and the Independent Committee, based, in part, on advice received from the Independent Committee's respective financial advisors, voted in favor of the Merger Agreement (except that directors Vishal Mahadevia and Thomas Weld abstained from voting due to the fact that they are also affiliated with the Buyers); (ii) the Independent Committee retained CDG to advise it in evaluating the fairness of the terms of the Merger (including without limitation, the Merger Consideration); (iii) CDG delivered its opinion to the Independent Committee that the Merger Consideration was fair, from a financial point of view, to the stockholders, other than the Buyers; and (iv) the Merger Agreement contains a condition to the consummation of the Merger, namely, the adoption of the Merger Agreement by the Requisite Company Vote.


         The Board, at a meeting held on March 26, 2001, considered the recommendation of the Independent Committee, as well as the factors considered by the Independent Committee, and determined that the proposed Merger is advisable, fair to, and in the best interests of, the Company and all of its stockholders, approved and adopted the Merger Agreement, and recommended that such stockholders vote to approve and adopt the Merger Agreement and the transactions contemplated thereby (Vishal Mahadevia and Thomas Weld, who are directors of the Company, abstained from voting due to the fact that they are also affiliated with the Buyer).


         Based on the opinion of CDG, the financial advisor to the Independent Committee, and the determination of the Independent Committee, each of the Continuing Stockholders believes that the Merger is fair to, and in the best interests of, the Company's unaffiliated stockholders, and expressly adopts CDG's analysis as set forth below under the heading "Analysis Performed by CDG in Arriving at its Opinion."

OPINION OF THE FINANCIAL ADVISOR


         The Independent Committee retained CDG to act as its financial advisor with respect to the Merger Agreement and related matters pursuant to an Engagement Letter dated February 20, 2001. CDG is a financial advisory firm providing services focused on restructuring, mergers and acquisitions and valuation services. CDG possesses experience in a wide range of industries and in particular the apparel industry. CDG's recent experience in the apparel industry includes the acquisition of Anne Klein by Kasper A.S.L., Ltd. In deciding to retain CDG, the following factors were considered by the Independent
Committee: (i) the independence of the financial advisor and whether there existed an affiliation or recent business relationship between the financial advisor and Leslie Fay; (ii) the financial advisor's knowledge of, and expertise with respect to, the apparel industry; and (iii) the compensation of the financial advisor. In light of the above, the Independent Committee decided to retain CDG because it concluded that CDG was independent, highly qualified, had extensive experience in the apparel industry and proposed to charge a reasonable fee. In reaching the conclusion that CDG was independent, the Independent Committee considered the fact that Mr. Sind, a member of the Independent Committee, in his position as the CEO of Recovery Management Corporation, had been retained by CDG to provide consulting services to CDG or its clients beginning December 1, 2000. It was further disclosed that Mr. Sind had recused himself of participating in any of the services that may be performed by CDG for the Independent Committee of the Board of Directors of Leslie Fay, and he had no beneficial interest, directly or indirectly, in any fees that may be received by CDG for the performance of its services. It was also disclosed that CDG provided consulting services to Leslie Fay between March 1999 and May 1999 in exploring alternatives with third parties and received $125,000 as compensation therefor.

           At a meeting of the Independent Committee on March 23, 2001, CDG delivered its final opinion that, based upon and subject to various limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the stockholders in the Merger was fair, from a financial point of view, to the Company's stockholders other than the Buyers.


         The full text of the written opinion of CDG, dated as of March 23, 2001, which sets forth the limitations, qualifications and assumptions made, matters considered and limits of the review undertaken in connection with the opinion, is attached hereto as Annex B, and is incorporated herein by reference. Stockholders of the Company are urged to read the opinion in its entirety. The Company did not request, and the opinion does not address, the relative merits of the Merger or any consideration that might be paid for the Common Stock other than the Merger Consideration, nor does the opinion address any other transactions or business strategies considered by the Board or the Independent Committee as alternatives to the Merger or the decision of the Board to proceed with the Merger Agreement and the Merger. The Independent Committee did not place any limitations upon CDG with respect to the procedures followed or factors considered in rendering its opinion. CDG's written opinion is addressed to the Independent Committee, is directed only to the Merger Consideration to be paid to the stockholders pursuant to the Merger Agreement and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the Special Meeting. The summary of the opinion of CDG set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion, which is attached hereto as Annex B.


         In arriving at its opinion, CDG, among other things: (1) reviewed the terms of a final but unexecuted version of the Merger Agreement dated as of March 23, 2001; (2) reviewed certain documents to which the Company is a party and which were made available to CDG by the Company, including (i) a schedule of aging of accounts receivable; (ii) a schedule of aging of accounts payable;
(iii) loan documents; (iv) customer lists; (v) a listing of key suppliers; (vi) a schedule of outstanding options; and (vii) the management organization structure; (3) held discussions with members of the management of the Company regarding the Company, its operations, strategy, financial position, capital resources and liquidity and prospects; (4) reviewed available information concerning the Company which CDG deemed relevant, including without limitation, those financial statements of the Company set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2000 which the Company's management identified as being the most current financial statements available; (5) reviewed a draft dated March 22, 2001, of the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000; (6) reviewed financial projections for the Company for fiscal years 2001 to 2005, delivered or communicated by the management of the Company and conducted interviews with the management of the Company regarding, among other things, the material assumptions that underly such projections; (7) reviewed certain other operating and financial information concerning the business and operations of the Company; (8) reviewed certain publicly available information concerning certain other companies that CDG believed to be generally comparable to the Company; (9) reviewed certain publicly available information relating to the financial terms of certain transactions; (10) reviewed other information that CDG considered relevant to its analysis; and (11) reviewed the historical market prices and trading volume of the Company's publicly traded securities.


         In preparing its opinion, CDG relied on the accuracy and completeness of all information that was publicly available or supplied or otherwise communicated to CDG by or on behalf of the Company, and CDG did not assume any responsibility for independently verifying such information. With respect to the financial forecasts examined by CDG, CDG assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future performance of the Company. CDG did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was CDG furnished with any such evaluations or appraisals. CDG's opinion is based upon general economic, monetary, regulatory and market conditions existing on the date thereof.

         CDG also assumed that there had been no material changes to the assets and financial condition, business or prospects of the Company since the date of the most recent financial information provided to it.


         Since the April 27 amendment to the Merger Agreement did not modify the Merger Consideration, the representations of the parties or the conditions to the closing in a manner adverse to the Company and the unaffiliated stockholders, CDG was not asked to present a revised fairness opinion as to the effects of this amendment on the unaffiliated stockholders. Accordingly, the CDG opinion was provided solely in connection with the Original Merger Agreement.


ANALYSIS PERFORMED BY CDG IN ARRIVING AT ITS OPINION

         In arriving at its opinion, CDG reviewed the Company's operations and conducted a valuation analysis. In reviewing the Company, CDG met with its management, examined the Company's lines of business and concentration of customers, analyzed historic and projected operating trends, and reviewed the Company's past projected performance versus actual results. Additionally, CDG reviewed the Company's stock performance over the past three years and recent news regarding the Company.

         In terms of a valuation analysis, CDG used three main valuation methodologies: comparable company trading multiples, comparable transaction multiples, and a discounted cash flow analysis.

         COMPARABLE COMPANY TRADING MULTIPLE ANALYSIS: For the purposes of its analysis, CDG selected twelve companies which it deemed to be a representative grouping of the industry in which the Company operates. CDG chose these companies after a thorough analysis of Leslie Fay, its lines of business, and the markets it serves. The companies selected were considered a representative grouping of the companies comparably similar to Leslie Fay and operating in Leslie Fay's industry. The companies analyzed were: Jones Apparel Group Inc., Polo Ralph Lauren Corp., Liz Claiborne, Inc., Tommy Hilfiger Corp., Nautica, Kellwood Company, Phillips Van Heusen Corp., McNaughton Apparel Group Inc., Oxford Industries Inc., Hartmarx Corp., Bernard Chaus, and Kasper A.S.L. Ltd.

         These companies represented a diverse group in terms of size, operating performance, brand recognition and capital structure. For the purposes of its analysis, CDG selected three sub-groupings of these companies which provided the best comparables for the Company. The groupings used were: (i) non-mega brands,
(ii) less than $1 billion in sales, and (iii) comparable profitability. Non-mega brands consisted of Nautica, Kellwood, Philips Van Heusen, McNaughton, Oxford Industries and Hartmarx. Less than $ 1 billion in sales consisted of Nautica, McNaughton, Oxford Industries, and Hartmarx. Comparable profitability consisted of Kellwood, Philips Van Heusen, Oxford Industries and Hartmarx. By examining the current LTM (latest twelve months) EBITDA valuation multiples of the three groupings, the average valuation multiple of the groupings, and the overall range of the valuation multiples of the comparable companies, CDG selected an LTM EBITDA multiple of 5.5x. Based on this multiple, CDG determined that the implied equity price per share of the Company was $4.88. Furthermore, based on a trading multiple range relevant for the Company, CDG believed the equity value per share to be $4.40-$5.35, based on an LTM EBITDA valuation multiple range of 5.0x-6.0x. CDG noted that the Merger Consideration fell within this valuation range.

         COMPARABLE TRANSACTION MULTIPLE ANALYSIS: For the purposes of its transaction analysis, CDG analyzed 19 transactions within the Company's industry that occurred during the past four years. CDG selected the transactions from a thorough review of transaction activity within Leslie Fay's industry, involving companies similar to Leslie Fay in terms of business model and lines of business, during the four year period. The 19 transactions analyzed were LVMH's announced (pending) acquisition of Donna Karan, Holding di Partecipazioni Industriali's acquisition of Joseph Abboud, Kasper A.S.L.'s acquisition of Anne Klein, Tefron Ltd.'s acquisition of Alba-Waldensian, Inc.; Jones Apparel Group's acquisition of Nine West Group, Liz Claiborne's acquisition of Segrets, Investor Group's acquisition of St. John's Knits, Haggar Corp.'s acquisition of Jerell Inc., Kellwood Co.'s acquisition of Fritzi of California Manufacturing Group; Kellwood Co.'s acquisition of Koret Inc., Jones Apparel Group's acquisition of Sun Apparel Inc., Oxford Industries' acquisition of Next Day Apparel, Tropical Sportswear Intl. Corp.'s acquisition of Farah Inc., VF Corp.'s acquisition of Bestform Group Inc., Pluma's acquisition of Frank L. Robinson Co., Warnaco Group's acquisition of Designer Holdings, Brazos Inc.'s acquisition of CS Crable Sportswear, Brazos Inc.'s acquisition of Premier Sports Group, and Brazos Inc.'s acquisition of SolarCo. Based on its review of these transactions, CDG identified several transactions that provided close comparables to the Company in terms of products sold and distribution channels of the companies being acquired. CDG determined that the two most comparable transactions to the Company's proposed transaction with the Buyers were Haggar Corp.'s acquisition of Jerell Inc. and Kellwood Company's acquisition of Koret Inc., each of which occurred in 1998. By analyzing the 19 transactions, their range of valuations, and through CDG's understanding of the apparel industry, an LTM EBITDA multiple of 6.2x was selected. This multiple corresponded closely with the valuation range provided by the Haggar Corp. and Kellwood acquisitions. Based on this multiple, CDG determined that the implied equity price per share of the Company was $5.54. Furthermore, based on a transaction multiple range of 5.0x-7.0x LTM EBITDA, CDG believed the equity value per share to be $4.40-$6.30. CDG noted that the Merger Consideration fell within this valuation range.

         DISCOUNTED CASH FLOW ANALYSIS: As part of its due diligence request, CDG asked management to provide five years of financial projections for the Company. Using the previously selected comparable companies, CDG determined the appropriate weighted average cost of capital (WACC) range for discounting the cash flows. This range was determined to be 11.0% - 13.0%. Furthermore, based on its review of the Company and its projections, understanding of the industry, and the results of its comparable company analysis, CDG determined the appropriate terminal EBITDA multiple range. This range was determined to be 3.0x-5.0x. Using management's projections, CDG then determined the equity value per share of the Company's projections when applying the appropriate WACC and terminal multiple ranges. Based on management's downside case projections, the Company's equity value per share range was determined to be $5.10-$6.90. Due to management's inability to meet previous forecasts, as examined by CDG, and illustrated to the Independent Committee when it analyzed actual 1999-2000 results to previous management projections, this equity value per share range was given less weight than other valuation methodologies when determining the appropriate equity value range for the Company. As a result, CDG noted that the Merger Consideration fell slightly below the bottom end of this valuation range.


CERTAIN FINANCIAL PROJECTIONS

         The Company does not as a matter of course make public forecasts or projections as to future performance (including as to revenues, earnings, other income statement items and cash flows) or financial position. However, in January 2001, the Company's management prepared a business plan for the year 2001 for the Board's review. Although the information contained in said plan was not provided to the Buyers, since two of the directors of the Company are affiliates of the Buyers, the Buyers may be deemed to have had access to such information. The projections set forth below are the same as included in the materials presented to the Board. See "- Background of the Transaction." The projections are included in this Proxy Statement solely because they were provided to the Board, two of whose members are affiliates of the Buyer.


         The projections were based upon numerous estimates and assumptions that are inherently subject to significant uncertainties, are difficult to predict and, in many cases, are influenced by factors beyond the Company's control. The material assumptions used in preparing the projections are described in the projections and related footnotes. Certain assumptions on which the projections were based related to the achievement of strategic goals, objectives and targets over the applicable period that were more favorable than recent historical results. See "BUSINESS OF THE COMPANY." Accordingly, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than those predicted. The Company's actual results for the fiscal year ended December 30, 2000 did not meet the projections for such year submitted to the Board by management in [February 2000]. See "SUMMARY-Forward-Looking Information."


                                                                              (In thousands)
                                                        ------------------------------------------------------------
                                                               2001                2000                 2000
                                                           (Projected)           (Actual)           (Projected)
                                                        ------------------------------------------------------------
Net Sales.............................................            $201,552        $212,714             $230,426

Gross Profit..........................................              53,232          47,342               57,815

Operating Profit......................................               9,390           4,000               15,310

                                      -28-


Net Income............................................               5,329           7,695(1)             7,882
------------------------------



(1) $6,294 of such amount is attributable to the nonrecurring sale of a trademark.

         THE COMPANY DOES NOT AS A MATTER OF COURSE MAKE PUBLIC ANY PROJECTIONS AS TO FUTURE PERFORMANCE OR EARNINGS, AND THE PROJECTIONS SET FORTH ABOVE ARE INCLUDED IN THIS PROXY STATEMENT ONLY BECAUSE THE INFORMATION WAS MADE AVAILABLE TO THE BUYERS BY THE COMPANY. THE COMPANY HAS INFORMED PARENT AND MERGER SUB THAT THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS. THE COMPANY HAS ALSO INFORMED PARENT AND MERGER SUB THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT AND MERGER SUB WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISION-MAKING PURPOSES AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO VARIOUS INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. MANY OF THE ASSUMPTIONS UPON WHICH THE FOREGOING PROJECTIONS WERE BASED, NONE OF WHICH WERE APPROVED BY PARENT OR MERGER SUB, ARE DEPENDENT UPON ECONOMIC FORECASTING (BOTH GENERAL AND SPECIFIC TO THE COMPANY'S BUSINESS), WHICH IS INHERENTLY UNCERTAIN AND SUBJECTIVE. INCLUSION OF THE FOREGOING PROJECTIONS SHOULD NOT BE REGARDED AS AN INDICATION THAT THE PARENT, BUYERS, MERGER SUB, OR ANY OTHER PERSON WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS, AND NEITHER THE BUYERS NOR MERGER SUB HAS RELIED ON IT AS SUCH. THE INCLUSION OF SUCH PROJECTIONS SHOULD NOT BE DEEMED AN INDICATION BY THE COMPANY THAT IT WOULD FURNISH THE SAME PROJECTIONS TODAY.

         NONE OF THE PARENT, BUYERS, MERGER SUB, THE COMPANY, THE FINANCIAL ADVISOR TO THE INDEPENDENT COMMITTEE OR ANY OTHER PARTY INTENDS TO PUBLICLY UPDATE OR OTHERWISE PUBLICLY REVISE THE PROJECTIONS SET FORTH ABOVE.

         NONE OF THE INDEPENDENT ACCOUNTANTS FOR THE COMPANY, THE BUYERS, PARENT OR MERGER SUB HAVE EXAMINED OR COMPILED THESE PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THEM.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND THE COMPANY

         In considering the recommendation of the Board, you should be aware that directors and executive officers of the Company have certain relationships or interests in the Merger and the Company, including those referred to below, that are different from the interests of other stockholders and that may present actual or potential conflicts of interest. The Board was aware of these potential and actual conflicts of interest and considered them in evaluating the proposed Merger.


         STOCK OWNERSHIP. As of the Record Date the Buyers owned 3,269,966 shares of Common Stock, representing approximately 55.2% of the total outstanding shares of Common Stock of the Company on that date. As of the Record Date, Thomas Weld and Whitney Wagner, who are affiliates of the Buyers and respectively, a director and a former director of the Company owned 8,000 shares of Common Stock. As of the Record Date, John J. Pomerantz, Chairman of the Board of the Company, owned 390,798 shares of Common Stock representing approximately 6.9% of the Common Stock on that date. As of the Record Date, Warren T. Wishart, the Chief Financial Officer of the Company, owned 218,758 shares of Common Stock representing approximately 3.9% of the Common Stock on that date. As of the Record Date; Robert L. Sind and Bernard Olsoff, directors of the Company, each owned 6,000 shares of Common Stock.

         STOCK OPTIONS. As of the date of the Merger Agreement, there were an aggregate of 854,318 stock options outstanding under the Company's stock option plans ("Company Stock Options"), of which 381,560 were held by directors and executive officers of the Company. John Ward, President of the Company, held 331,560 of such Company Stock Options, and the balance were held by non-employee directors of the Company. All such options will at the Effective Time become options for a like number of limited liability company interests of the Parent and upon the Second Merger described under "Proposed Future Transactions" will become comparable options to acquire a combination of shares of common stock and preferred stock and principal amounts of subordinated debt of New Corp., as further described under "Proposed Future Transactions."


         DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. Under the terms of the Merger Agreement, upon consummation of the Merger, the directors of the Merger Sub immediately prior to the Effective Time, will be the directors of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation. The directors of Merger Sub will be W. Robert Wright, J. William Uhrig and Jeanette M. Welsh.


         EMPLOYMENT AGREEMENTS. There are no plans, proposals or negotiations that relate to, or would result in, a change in the material terms of the employment agreements of Leslie Fay's executive officers.


         COMPENSATION OF DIRECTORS. Each director who is not a full-time employee of or consultant to the Company receives an annual director's fee of $12,500 and 2,000 shares of the Company's common stock. Each initial non-employee director, upon becoming a director, received stock options to purchase 20,000 shares of Common Stock, vesting one-third each year, and each subsequent non-employee director, upon becoming a director, has received or will receive stock options to purchase 10,000 shares of Common Stock, vesting one-third each year.

         In addition, the Chairmen of the Audit and Compensation Committees receive an additional $2,500 per annum and members of such committees receive an additional $1,000 per annum.


         INDEMNIFICATION ARRANGEMENTS. For a discussion of certain requirements in the Merger Agreement for the indemnification of directors and officers of the Company and the maintenance of directors' and officers' insurance, see "THE MERGER AGREEMENT -Indemnification and Insurance."


         PRIOR TRANSACTIONS. On August 25, 1999, TCR Acquisition Sub Co., all of whose stock was owned by the Buyers, was merged into the Company. In connection with the merger, the holders of 2,111,966 shares of the Company's common stock each received $7.00 in cash per share for their shares. Three Cities provided $7,683,762 in return for 1,111,966 shares of the Company while the remaining 1,000,000 shares were placed in the Company's treasury.


         PROPOSED FUTURE TRANSACTIONS. In order to facilitate the desired capital structure of the Company following the Merger, it is the intention of the Buyers that, following the Merger, there will be an additional merger (the "Second Merger" and, together with the Merger, the "Mergers"). In the Second Merger, LF New Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("New Corp."), which will hold approximately 27% of the common stock of the Surviving Corporation after the Merger, will merge with and into the Surviving Corporation, with New Corp. surviving. In the Second Merger, the common stock of the Surviving Corporation held by Parent will be converted into approximately $1 million of common stock, $2 million of preferred stock and $27 million of subordinated debt of New Corp., and the common stock of New Corp. held by Parent will be canceled. In the Second Merger, New Corp. will be renamed "The Leslie Fay Company, Inc." Immediately subsequent to the Second Merger, Parent will be liquidated (the "Liquidation") and the common stock, preferred stock and subordinated debt of New Corp. held by Parent will be distributed to the Continuing Stockholders pro rata according to their respective ownership interests in Parent. As a result of the Mergers and the Liquidation, the Continuing Stockholders will hold a combination of common stock, preferred stock and subordinated debt of New Corp. The Buyers view the Mergers and the Liquidation as the most advantageous method of achieving the desired post transaction ownership structure of the Company from both a corporate and a tax perspective. The Buyers are exploring a potential refinancing after the Liquidation of the subordinated debt of New Corp. (referred to above) to be issued in the Second Merger. The Buyers have had discussions with potential financing sources on the subject of refinancing a portion of the subordinated debt of New Corp., but no understandings or agreements have been reached.


EFFECTS OF THE MERGER


         CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. Pursuant to the Merger Agreement, the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation. See "THE MERGER AGREEMENT - Directors and Officers; Certificate of Incorporation and Bylaws Following the Merger."

         MARKET FOR THE SHARES. The Company's shares are currently listed and traded on the Nasdaq SmallCap Market under the symbol "LFAY." Upon consummation of the Merger, the Company will no longer meet the criteria for continued listing on the Nasdaq SmallCap Market.

         MARGIN REGULATIONS. The Company's shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the shares as collateral. Following consummation of the Merger, the shares will no longer qualify as margin securities.

         REGISTRATION UNDER THE EXCHANGE ACT. The Company's shares are currently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires, among other things, that the Company furnish certain information to its stockholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of the Company's stockholders. Upon consummation of the Merger, the Company intends to file with the SEC a certification to the effect that there are fewer than 500 holders of record and therefore would cease to be registered under the Exchange Act.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a general summary of the U.S. federal income tax consequences of the Merger, based on current tax law (which is subject to change retroactively as well as prospectively). This summary does not purport to cover all aspects of federal income taxation that may be relevant to a stockholder. This summary does not discuss any aspect of state, local, foreign or other tax laws. In addition, insurance companies, tax-exempt organizations, financial institutions, foreign persons, broker dealers, stockholders who have acquired shares of Common Stock upon the exercise of an option or otherwise as compensation and persons who are holding their shares as part of a hedge, hedging transaction or straddle and dissenting stockholders may be subject to special rules not discussed below. This summary assumes that the shares of Common Stock are held as a "capital asset" within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").


         The Merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and other tax laws. Gain or loss recognized by a stockholder as a result of the Merger will be in an amount equal to the difference between (i) the cash received pursuant to the Merger and (ii) the stockholder's adjusted tax basis in the shares exchanged therefor. Such gain or loss will be a capital gain or loss, and a long-term capital gain or loss if the stockholder's holding period at the Effective Time of the Merger is more than one year. If the holding period at the Effective Time of the Merger is one year or less, such capital gain or loss will be short-term capital gain or loss.

         THE TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR STOCKHOLDER MAY DIFFER DEPENDING UPON THAT STOCKHOLDER'S OWN CIRCUMSTANCES AND TAX POSITION. FURTHERMORE, THIS SUMMARY DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS. EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER.

ACCOUNTING TREATMENT

         For accounting and financial reporting purposes, the Merger will be accounted for as a purchase.

FINANCING OF THE MERGER


         The Buyers have available the necessary funds to effectuate payment of the Merger Consideration (as defined below).

REGULATORY APPROVALS

         The Company does not believe that any material federal or state regulatory approvals, filings or notices are required by the Company in connection with the Merger.

RISK THAT THE MERGER WILL NOT BE CONSUMMATED


         Consummation of the Merger is subject to certain conditions, including stockholder adoption of the Merger Agreement. See "THE MERGER AGREEMENT - Conditions." Even if the requisite approval by stockholders is obtained, there can be no assurance that the Merger will be consummated.


RIGHTS OF DISSENTING STOCKHOLDERS

         Record holders of the Common Stock of the Company (the "Shares") are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 which is reprinted in its entirety as Annex C to this Proxy Statement. Except as set forth herein and in Annex C, holders of Shares will not be entitled to appraisal rights in connection with the Merger.


         Under the DGCL, record holders of Shares who follow the procedures set forth in Section 262 and who have not voted in favor of the Merger (including record holders who abstain from voting) will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, EXCLUSIVE OF ANY ELEMENT OF VALUE ARISING FROM THE ACCOMPLISHMENT OR EXPECTATION OF THE MERGER, together with a fair rate of interest, as determined by such court.


         Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to such meeting, the Company must notify each of the holders of Shares at the close of business on the record date for such meeting that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice for purposes of the Special Meeting. Any stockholder of record who wishes to exercise appraisal rights should review the following discussion and Annex C carefully because failure to timely and properly to comply with the procedures specified in
Section 262 will result in the loss of appraisal rights under the DGCL.

         A holder of Shares wishing to exercise appraisal rights must deliver to the Company, before the vote on the approval and adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's Shares. In addition, a holder of Shares wishing to exercise appraisal rights must hold of record such Shares on the date the written demand for appraisal is made and must continue to hold such Shares through the Effective Time.

         Only a holder of record of Shares is entitled to assert appraisal rights for the Shares registered in that holder's name. A demand for appraisal should reasonably inform the Company of the holder's identity and that the holder intends to demand an appraisal with respect to such holder's Shares.

         Within 10 days after the Effective Time, the Company, as the Surviving Corporation, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262 and who has not voted in favor of the Merger as of the Effective Time. Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any such stockholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their Shares. Stockholders of the Company who wish to exercise their appraisal rights should therefore regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in Section 262.

         Within 120 days after the Effective Time, any record holder of Shares who has complied with the provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Shares not voted in favor of approval of the Merger Agreement and with respect to which demands for appraisal were received by the Company, and the aggregate number of holders of such Shares. Such statement must be mailed within ten days after the written request therefor has been received by the Surviving Corporation or within ten days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

         If a petition for appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery (the "Court") will determine the holders of Shares entitled to appraisal rights and will appraise the "fair value" of the shares of Common Stock, EXCLUSIVE OF ANY ELEMENT OF VALUE ARISING FROM THE ACCOMPLISHMENT OR EXPECTATION OF THE MERGER, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their Shares as determined under Section 262 could be more than, the same as or less than the value of the Merger Consideration that they would otherwise receive if they had not sought appraisal of their Shares. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community are otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Shares have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. Upon application of a holder, the Court may also order that all or a portion of the expenses incurred by any holder of Shares in connection with an appraisal, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the Shares entitled to appraisal.

         Any stockholder of the Company who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote his or her Shares for any purpose nor, after the Effective Time, be entitled to the payment of dividends or other distributions thereon (except dividends or other distributions payable to stockholders of record at a date which is prior to the Effective Time).

         If no petition for an appraisal is filed within the time provided, or if a stockholder of the Company delivers to the Surviving Corporation a written withdrawal of his or her demand for an appraisal and an acceptance of the Merger, within 60 days after the Effective Time or with the written approval of the Surviving Corporation thereafter, then the right of such stockholder to an appraisal will cease and such stockholder shall be entitled to receive the Merger Consideration. No pending appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court, which approval may be conditioned on such terms as the Court deems just.

STOCKHOLDERS DESIRING TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL.

                              THE MERGER AGREEMENT

         The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and incorporated herein by reference. Any capitalized terms used and not defined below have the meaning given to them in the Merger Agreement.

THE MERGER

         The Merger Agreement provides that the Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger.

         At the Effective Time, Merger Sub will be merged with and into the Company, the separate existence of Merger Sub will cease, and the Company will continue as the Surviving Corporation. Subject to the applicable provisions of the DGCL, all property of the Company and Merger Sub will be property of the Surviving Corporation, and all liabilities and obligations of the Company and Merger Sub will be liabilities and obligations of the Surviving Corporation.

CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

         The Merger Agreement provides that, except with respect to shares of Common Stock of the Company as to which appraisal rights have been effectively exercised, each share of Common Stock issued and outstanding immediately prior to the Effective Time:

         (a) in the case of Common Stock owned by the Company as treasury shares ("Treasury Shares") immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder any such share of Common Stock, no longer be outstanding and shall be canceled;

         (b) in the case of Common Stock other than Treasury Shares, Parent-Owned Shares (as each term is defined above and below) and dissenting shares, each shall, by virtue of the Merger and without any action on the part of the holder of any such shares of Common Stock, be converted into and become a right to receive the Merger Consideration in cash, without interest, and when so converted, shall automatically be canceled, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration allocable to the Shares formerly represented by such certificate upon surrender of such certificate; and

         (c) in the case of Common Stock owned by the Parent or Merger Sub immediately prior to the Effective Time ("Parent-Owned Shares"), each shall remain outstanding as a share of Common Stock of the Surviving Corporation.


         The Merger Agreement further provides that each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one share of common stock of the Surviving Corporation.

SURRENDER AND PAYMENT OF SHARES OF COMMON STOCK


         Prior to the Effective Time, the Company will authorize an exchange agent (the "Exchange Agent") satisfactory to the Buyers to be appointed for the purpose of exchanging certificates representing the shares of Common Stock entitled thereto, for Merger Consideration. Prior to the Effective Time, Parent will deposit the aggregate Merger Consideration into an interest-bearing account under the control of the Exchange Agent, and shall cause disbursements to be made from such account from time to time in respect of payments of the Merger Consideration.


TREATMENT OF STOCK OPTIONS


         Immediately following the Effective Time, each outstanding Company Stock Option, whether or not vested, will be assumed by Parent and shall be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable under such Company Stock Option (including without limitation, as to vesting and expiration), the same number of limited liability company interests as the number of shares of Common Stock such Company Stock Option entitled the holder thereof to purchase.


DIRECTORS AND OFFICERS; CERTIFICATE OF INCORPORATION AND BYLAWS FOLLOWING THE MERGER

         Under the terms of the Merger Agreement, upon consummation of the Merger, the directors of the Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation (currently W. Robert Wright, J. William Uhrig and Jeanette M. Welsh). The officers of the Company immediately prior to the Effective time will be the officers of the Surviving Corporation.

         The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation.

         The bylaws of Merger Sub in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

REPRESENTATIONS AND WARRANTIES


         The Merger Agreement contains certain representations and warranties of the Company, Parent, the Buyers and Merger Sub. The representations of the Company relate to, among other things, its organization, capitalization, power and authority to enter into the Merger Agreement and the transactions contemplated thereby, compliance with required filings, the law and consents under applicable law, and the absence of conflicts with corporate documents and agreements. The representations and warranties of Buyers, Parent and Merger Sub relate to, among other things, organization of the Buyers, Parent and Merger Sub, capitalization of Merger Sub, power and authority of the Buyers, Parent and Merger Sub to enter into the Merger Agreement and the transactions contemplated thereby, the absence of conflicts with any provision of any Merger Sub charter document, Parent charter document or the Buyers' partnership agreements, and compliance with required filings and consents under applicable law.


COVENANTS

         The Company has agreed that, during the period from the date of the Merger Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and will use its reasonable best efforts to and to cause each of the Company's subsidiaries to, preserve intact the business organization of the Company and each of the Company's subsidiaries, to keep available the services of the present officers and key employees of the Company and its subsidiaries, and to preserve the goodwill of customers, suppliers and all other persons or entities having business relationships with the Company or its subsidiaries.


         The Buyers, Parent and Merger Sub have agreed that (1) except as contemplated by the Merger Agreement, prior to the Effective Time, without the prior written consent of the Company, the Buyers will cause Merger Sub not to do any business other than with respect to, or in connection with, the Merger Agreement and the transactions contemplated thereby; (2) they will not purchase or contract to purchase any Common Stock other than as contemplated by the Merger Agreement without the consent of the Independent Committee of the Company's Board; and (3) between the date of the Merger Agreement and the Effective Time, they will not, and Buyers will not permit Parent or Merger Sub to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the Merger not being satisfied.

         In addition, the Buyers, Parent, Company and Merger Sub have made further agreements regarding access to the Company's and Buyers' records, the calling of the Special Meeting, the preparation and filing of this Proxy Statement with the SEC and the mailing of copies of this Proxy Statement to NASDAQ, the obtaining of consents of third parties and governmental authorities and making public announcements.


         Subject to the terms and conditions provided in the Merger Agreement and the fiduciary duties under applicable law of the directors of the Company, each of the parties has agreed to use its reasonable best efforts consistent with applicable legal requirements to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement. The Buyers, Parent, Merger Sub and the Company also have agreed to use their best efforts to obtain all material consents of third parties and governmental authorities, and to make all governmental filings, necessary for the consummation of the transactions contemplated by the Merger Agreement.

INDEMNIFICATION AND INSURANCE


         The DGCL permits, in general, a Delaware corporation such as the Company, to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served in any capacity at the request of the corporation, against any judgment, fine, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose he or she reasonably believes to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful. The DGCL also permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount as, and to the extent, required by law. The DGCL provides that indemnification and advancement of expense provisions contained in the DGCL are not exclusive of any rights to which a person seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the bylaws of the corporation or, when authorized by such certificate of incorporation or bylaws:
(1) a resolution of stockholders, (2) a resolution of directors or (3) an agreement providing for indemnification. However, the DGCL also provides that no indemnification may be made on behalf of any such person if a judgment or other final adjudication adverse to the person establishes that his or her acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained, in fact, a financial profit or other advantage to which he or she was not legally entitled.

         The Company's Amended and Restated Certificate of Incorporation provides, in accordance with the DGCL, that a director will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director unless it is established that: (1) a breach involved the director's duty of loyalty to the Company or its stockholders, (2) the director's acts or omissions were not in good faith or involved intentional misconduct or knowing violation of law, (3) the director gained an improper personal benefit or (4) the director's acts violated provisions of the DGCL that impose liability upon directors in certain instances for declarations of dividends, stock repurchases or redemptions, distributions of assets following a dissolution, or loans to directors, when made contrary to provisions of the DGCL.

         The Company's bylaws, provide, among other things, that the Company will indemnify any officer or director (including officers and directors serving another entity in any capacity at the Company's request) to the fullest extent permitted by law.

         The Merger Agreement provides that the Company will indemnify each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of such individuals' services as directors, officers or employees of the Company or any of its subsidiaries: (1) arising out of or pertaining to the transactions contemplated by the Merger Agreement or, (2) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Certificate of Incorporation and Bylaws or any applicable contract as in effect on March 26, 2001.

         The Surviving Corporation has agreed to maintain, for a period of not less than six years after the Effective Time, the current policies of directors' and officers' liability insurance maintained by the Company for the Company's directors and officers prior to the date of the Merger Agreement and as of the date of the Merger Agreement for the directors and officers for events occurring at or prior to the Effective Time (the "D&O Insurance"); provided that the Surviving Corporation may substitute therefor policies that are no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided however, that, the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 150% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

NO SOLICITATION; FIDUCIARY OBLIGATIONS OF DIRECTORS

         The Company has agreed that it will not, and will not authorize or permit any of its representatives to: (1) solicit, initiate or encourage any discussions or inquiries or the making of any proposal for (each of the following, a "Takeover Proposal") (a) any merger or other business combination involving the Company or any of its subsidiaries or (b) the acquisition of 10% or more of the assets or capital stock of the Company or any of its subsidiaries, except for the transactions contemplated under the Merger Agreement or (2) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger. However, if the Board determines in good faith, after consultation with independent outside legal counsel, that prior to obtaining the requisite vote of stockholders, it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal which was not solicited by it and which did not otherwise result from a breach of the Company's covenants under the Merger Agreement, and subject to providing prior written notice of its decision to take such action to the Buyers, (1) furnish information with respect to the Company and any or all of its subsidiaries to any person making such Takeover Proposal pursuant to a customary confidentiality agreement and (2) participate in discussions or negotiations regarding such Takeover Proposal. In addition, the Company is required to promptly advise the Buyers of any Takeover Proposal or request for information, the material terms and conditions of any request for information or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company will also keep the Buyers informed of the status and details of any such request or Takeover Proposal. The Merger Agreement does not prohibit the Company from making a statement to its stockholders that is required by Rule 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to its stockholders if, in the good faith judgment of the Board, after consultation with independent outside counsel, failure to make such a disclosure would breach its fiduciary duties to the Company's stockholders under applicable law.

CONDITIONS

         The respective obligations of each party to effect the Merger are subject to the following conditions: (1) the Company will have received the Requisite Company Vote and (2) no court or governmental entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law, order, injunction or decree that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.

         The obligations of the Buyers, Parent and Merger Sub to effect the Merger are subject to the following additional conditions: (1) the Company will have performed in all material respects the covenants and obligations required to be performed by it under the Merger Agreement on or prior to the Effective Time; (2) the representations and warranties of the Company contained in the Merger Agreement will be true and correct in all material respects on and as of the Effective Time as if made on and as of such date; and (3) Buyers shall have received a certificate signed by an executive officer of the Company as to the compliance by the Company with its covenants and representations.

         The obligation of the Company to effect the Merger is subject to the following additional conditions: (1) Buyers, Parent and Merger Sub will have performed in all material respects the covenants and obligations required to be performed by them under the Merger Agreement on or prior to the Effective Time;
(2) the representations and warranties of Buyers, Parent and Merger Sub contained in the Merger Agreement will be true and correct in all material respects on and as of the Effective Time as if made on and as of such date; and
(3) the Company will have received a certificate signed by the general partner of each Buyer as to the compliance by the Buyers, Parent and Merger Sub of their covenants and representations.

TERMINATION


         The Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding the vote of the Company's stockholders: (1) by mutual written consent of Buyers and the Company; (2) by either the Buyers or the Company if the Merger has not been consummated on or before July 31, 2001 (provided, however, that the right to terminate the Merger Agreement after this date will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (3) by either the Buyers or the Company if a statute, rule, regulation or executive order has been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated by the Merger Agreement; (4) by either the Buyers or the Company if an order, decree, ruling or injunction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated by the Merger Agreement and such order, decree, ruling or injunction has become final and non-appealable; (5) by the Buyers, if the Board of the Company, with the concurrence of the Independent Committee, or the Independent Committee shall have (a) withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to the Buyers, its approval of the Merger Agreement or recommendation to the Company's stockholders, (b) approved or recommended, or proposed publicly to approve or recommend, any Takeover Proposal, (c) caused the Company to enter into any agreement with respect to any Superior Proposal (defined in the Merger Agreement as any Takeover Proposal that the Board determines in good faith contains terms that are more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed), or (d) the Board, the Independent Committee or any other committee thereof shall have resolved to take any of the actions enumerated in (a), (b) or (c); (6) by the Company, if the Company receives a Superior Proposal and the Board, based on the advice of independent outside legal counsel, determines in good faith that such action is necessary for the Board to avoid breaching its fiduciary duties to the Company's stockholders under applicable law; or (7) by the Buyers or the Company, if the Requisite Company Vote has not been obtained at the relevant stockholder's meeting or completion of the consent solicitation process, if applicable.


         The Merger Agreement provides that in the event of its termination, written notice thereof will forthwith be given to the other party or parties specifying the provision of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement will terminate and be of no further force and effect and there shall be no other liability on the part of Buyers, Parent, Merger Sub or the Company, except liability, if any, for a breach of the Merger Agreement.

FEES AND EXPENSES

         All expenses incurred by the parties in connection with the Merger Agreement and the Merger and the other transactions contemplated thereby, whether or not the Merger or any of such other transactions are consummated, shall be paid by the party incurring such expense; provided, however, that the Company shall pay all expenses of the Buyers if the Merger is consummated.

AMENDMENT AND WAIVER


         At any time prior to the Effective Time and subject to applicable Law, the Merger Agreement may be amended, superseded, canceled, modified, renewed or extended, and the terms thereof may be waived, only by a written agreement signed by each of the parties thereto or, with the consent of the Independent Committee, or in the case of a waiver, by the party waiving compliance.

                               RELATED AGREEMENTS

SUBSCRIPTION AND CONTRIBUTION AGREEMENTS


         On March 26, 2001, the Parent entered into Subscription and Contribution Agreements with each of the following: TCF II, TCO, Thomas G. Weld,
H. Whitney Wagner, John J. Pomerantz and Warren T. Wishart. These agreements were amended and restated on April 27, 2001. In addition, Constable entered into a Subscription and Contribution Agreement with the Parent on May 1, 2001. In each Subscription and Contribution Agreement, the Parent and the designated stockholder (the "Contributing Stockholder") agreed that the Contributing Stockholder will contribute common stock of the Company (the "Contributed Shares") to the Parent and the Parent will then issue and deliver to the Contributing Stockholder an equal number of limited liability company interests in itself in exchange for the Contributed Shares. These transactions will occur immediately prior to the Effective Time of the Merger.

STOCKHOLDERS' AGREEMENTS

         The Parent, Buyers and Constable will also enter into a Stockholders' Agreement immediately prior to the consummation of the Merger that will restrict the Buyers' and Constable's ability to transfer limited liability company interests of Parent following the Merger and provide for rights of first offer, tag along, drag along, pre-emption rights and certain obligations with respect to such interests. The rights of first refusal will give the Buyers and Constable the right, but not the obligation, to purchase all (but not less than all) of the limited liability company interests in the Parent that are involuntarily transferred by the other. The Buyers and Constable will be permitted to purchase the limited liability company interests in proportion to their respective share fractions. The tag along right will allow the Buyers and Constable to participate in certain sales of limited liability company interests by the other. The drag along right will allow any shareholder or group of shareholders holding the power to vote in the aggregate 50% or more of the issued and outstanding shares the right to cause the other shareholders to accept any bona fide, third-party offer to buy all of the outstanding limited liability company interests. Messrs. Weld, Wagner, Pomerantz and Wishart will also enter into similar arrangements with the Parent and Buyers restricting their ability to transfer their limited liability company interests in Parent and providing for certain similar rights of first refusal, tag along and drag along rights with respect to such interests.


                             BUSINESS OF MERGER SUB

         Merger Sub is a corporation that is wholly-owned by the Buyers that does not conduct any business activities and has been formed solely to effect the Merger. Pursuant to the Merger Agreement, Merger Sub will be merged into the Company, with the Company as the Surviving Corporation.

                             BUSINESS OF THE COMPANY


GENERAL

         The Company (through its subsidiaries) is engaged principally in the design, arranging for the manufacture, and the sale of diversified lines of women's dresses and sportswear. The Company's products focus on career, social occasion and evening clothing that cover a broad retail price range and offer the consumer a wide selection of styles, fabrics and colors suitable for different ages, sizes and fashion preferences. Based on its knowledge of the industry and its belief as to its market share, the Company believes that it is among the major producers of moderate-price dresses and that it is considered one of the major resources to department store retailers of such products. The Leslie Fay business has been in continuous operation as an apparel company since 1947.

         The Company's business is seasonal in nature, with sales being greatest in the first and third quarters. Accordingly, the inventory purchase levels are highest during the second and fourth quarters.

ACQUISITIONS

         On February 15, 2000, the Company entered into a license agreement with the licensing subsidiary of Liz Claiborne, Inc. ("Liz Claiborne") to manufacture dresses and suits under the Liz Claiborne and Elisabeth trademarks. The Company also purchased the dress finished goods and raw materials inventory of Liz Claiborne and agreed to honor related manufacturing commitments that had been made by Liz Claiborne as of February 15, 2000. Beginning with the Holiday 2000 season that shipped in October 2000, the Company designed and arranged for the manufacture of Liz Claiborne and Elisabeth dresses. Liz Claiborne and Elisabeth dresses are sold in department and specialty stores throughout the United States and, to a much lesser extent, in Canada, Mexico and other parts of the world.

         The agreements with Liz Claiborne provide that the Company will pay royalties including guaranteed minimum average annual royalty payments of up to approximately $2,000,000 per year throughout the five-year initial term of the agreement, or, if sales exceed the minimum defined in the royalty agreement, 6% of the net sales of Liz Claiborne and Elisabeth dresses and suits. The Company also reimbursed Liz Claiborne for certain operating costs on a transitional basis.


         This transaction generated intangible assets of approximately $940,000, which the Company is amortizing over the initial five-year period of the agreement ending February 2005. This transaction has been accounted for as a purchase, and accordingly, the operating results of Liz Claiborne dresses have been included in the Company's consolidated financial statements since the date of the acquisition. Net sales from the date of acquisition through December 30, 2000 were approximately $24,823,000.


         On May 9, 2000, the Company purchased substantially all the assets of Cynthia Steffe, Inc. Cynthia Steffe also licensed her trade names to the Company in perpetuity (subject to certain rights of termination). Cynthia Steffe markets to both department and specialty stores in the contemporary and designer sportswear categories. This transaction generated intangible assets of approximately $1,033,000, which the Company is amortizing over fifteen years. Net sales from the date of acquisition through December 30, 2000 were approximately $2,967,000. The full year 1999 net sales for Cynthia Steffe, Inc. were approximately $7,000,000. Cynthia Steffe and Richard Roberts, principals of Cynthia Steffe, Inc., have entered into employment agreements with the Company, which will expire in 2005.

PRODUCTS

         During 2000, 1999, and 1998, respectively, dresses accounted for approximately 78%, 73% and 64% of the Company's net sales and sportswear accounted for approximately 22%, 27% and 36%, respectively. During 2001, dresses are expected to account for approximately 74% of total sales and sportswear 26%.

         DRESS PRODUCT LINES. The Company sells moderately-priced one and two piece dresses, pant dresses and dresses with coordinated jackets under the "Leslie Fay", "Leslie Fay Petite", "Leslie Fay Women" and "Leslie Fay Women's Petite" brands. The Company also sells moderate to bridge-priced career, social and evening occasion dresses under the "David Warren", "Warren Petite", "Rimini", and "Leslie Fay Evening" brands. In conjunction with the licensing arrangement with Liz Claiborne, the Company manufactures and sells dresses and suits under the "Liz Claiborne" and "Elisabeth" brands. All of the Company's dress products are offered in petite, misses and large sizes. The "Reggio" line was discontinued during the year 2000.

         SPORTSWEAR PRODUCT LINES. The Company markets moderately-priced coordinated sportswear and related separates under the "Leslie Fay Sportswear", "Leslie Fay Sportswear Petite", "Leslie Fay Sportswear Woman", "Joan Leslie" and "Leslie Fay Haberdashery" brands. The Company consolidated the Leslie Fay Sportswear and Haberdashery brands into Leslie Fay Haberdashery to better serve the retail needs of its customers without duplicate product offerings. The Company also offers contemporary and designer sportswear under brands including "Cynthia Cynthia Steffe", "Cynthia Steffe", "Francess & Rita", and also brands owned by certain customers. The Company's products include skirts, blouses, sweaters, pants and jackets which are related in color and material and are intended to be sold as coordinated outfits. These products are offered in petite, misses and large sizes.

DESIGN

         The Company's fashion designers or stylists create the styles that are produced under the brands used by the Company. The Company has its own designers and in some instances utilizes separate design staffs for different products within a particular brand. The design staffs work closely with the merchandising, production and sales staffs to review the status of each collection and to discuss adjustments which may be necessary in line composition, pricing, fabric selection, construction and product mix.

         The Company's product lines generally offer four or five of the following seasonal lines: Resort, Spring, Summer, Fall I, Fall II and Holiday. The Company typically offers these seasonal lines in ten to thirteen week selling periods.

TRADEMARKS AND LICENSES

         The brands used by the Company, except for limited private label programs with selected customers, are registered trademarks, which are owned or licensed by the Company. The Company considers its trademarks and license agreements to have significant value in the marketing of its products. The Company has licensed certain of its names and trademarks to various companies for their use in connection with the manufacture and distribution of their respective products. These products are in categories that are not offered by the Company and during 2000 included women's and children's sheer hosiery, handbags and small leather goods.

         On February 15, 2000, the Company entered into a license agreement to produce and distribute the Liz Claiborne and Elisabeth dresses and suits.

         On May 9, 2000, Cynthia Steffe licensed her trade names to the Company to produce and distribute contemporary and designer sportswear.

         On November 14, 2000, the Company sold the "HUE" trademark to the Kayser-Roth Corporation, the principal licensee of such trademark.

MARKETS AND DISTRIBUTION

         During 2000, the Company's products were sold principally to department and specialty stores located throughout the United States. During 2000, 1999, and 1998 the Company's Dress and Sportswear lines' products were sold to 1,330, 1,515, and 1,012 customers, respectively. Dillard's Department Stores, Inc. accounted for 34%, 31% and 30%, Federated Department Stores, Inc. accounted for 10%, 10%, and 7%, May Department Stores, Inc. accounted for 11%, 10%, and 7%, JC Penney accounted for 6%, 8% and 11%, and Marshalls\T.J. Maxx accounted for 11%, 8%, and 9% of the Company's Dress and Sportswear sales during the respective periods. No other customer accounted for as much as 10% of the Company's Dress and Sportswear sales during these three years. The Company believes that the loss of any of these businesses would have a material adverse effect on its operations.

         The Company maintains its own employee and commission sales force and exhibits its products in its principal showroom in New York, New York and additional showrooms in Dallas, Texas and Atlanta, Georgia. For further discussion, see "Properties". As of February 28, 2001, the Company had an employee sales force consisting of 3 people in Dallas and 28 in New York. While in some instances the Company's brands may compete with each other, as a practical matter, such competition is limited because of the differences in products, price points and market segments.

         To most effectively reach its ultimate consumers, the Company assists retailers in merchandising and marketing the Company's products. The Company promotes its products through special in-store events, as well as through various sales, promotions and cooperative advertising.

         The Company's products are sold under brand names that are advertised and promoted in newspapers and trade publications.

MANUFACTURING

         Apparel sold by the Company is produced in accordance with its designs, specifications and production schedules. All of such apparel is produced by a number of independent contractors located domestically and abroad. In 2000, products representing approximately 89% of dress and sportswear sales were produced abroad and imported into the United States from the Caribbean Basin countries of Guatemala and El Salvador and selected contractors in the Far Eastern countries of Taiwan, South Korea and the People's Republic of China, including Hong Kong.

         In 2000, three operating subsidiaries of Cambridge Corp. and Anthony Fashion Corp., SA DE CV manufactured 37% and 14%, respectively, of the Company's total production. No other contractor produced more than 10% of the Company's total production. The Company has had satisfactory, long-standing relationships with most of its contractors. In 2000, one of the Company's contracted production providers worked exclusively for the Company. The Company monitors production at each contractor's facility, in the United States and abroad, to ensure quality control, compliance with its specifications and fair labor standards and timely delivery of finished goods to the Company's distribution center. The Company believes it will be able to obtain the services of a sufficient number of independent suppliers to produce quality products in conformity with its requirements.

         The Company manufactures in accordance with plans prepared each season, which are based primarily on projected orders and to a lesser extent, on current orders and consultations with customers. These plans take into account current fashion trends and economic conditions. The average lead time from the commitment of piece goods through the production and shipping of goods ranges from two to four months for domestic products and four to six months for imported products. These lead times impose substantial time constraints on the Company in that they require production planning and other manufacturing decisions and piece good commitments to be made substantially in advance of the receipt of orders from customers for the bulk of the items to be produced.

         The purchase of raw materials is controlled and coordinated by a centralized purchasing function that works with the manufacturing, design, and sales staffs. Most often, the Company purchases and ships the raw materials to its domestic contractors and certain of its foreign contractors. Otherwise, the raw materials are purchased directly by the contractors in accordance with the Company's specifications. Raw materials, which are in most instances made and/or colored especially for the Company, consist principally of piece goods and yarn and are purchased by the Company from a number of domestic and foreign textile mills and converters. The Company does not have long-term, formal arrangements with any of its suppliers of raw materials. The Company, however, has experienced little difficulty in satisfying its raw material requirements and considers its sources of supply adequate.

IMPORTS AND IMPORT RESTRICTIONS

         The Company's import operations are subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries, including Taiwan, the Peoples' Republic of China (including Hong
Kong), South Korea, Guatemala and El Salvador (the principal countries from which the Company imports goods). These agreements impose quotas on the amount and type of goods that can be imported into the United States from these countries. In addition, each of the countries in which the Company's products are sold has laws and regulations regarding import restrictions that are controlled and regulated. Because the United States and other countries in which the Company's products are manufactured and sold may, from time to time, impose new quotas, duties, tariffs, surcharges or other import controls or restrictions, or adjust presently prevailing quota allocations or duty or tariff rates or levels, the Company monitors import and quota-related developments. The Company continually seeks to minimize its potential exposure to import and quota-related risks through allocation of production to merchandise categories that are not subject to quota pressures, adjustments in product design and fabrication, shifts of production among countries and manufacturers, and geographical diversification of its sources of supply and other measures. The United States may enter into bilateral trade agreements with additional countries and may, in the future, include other types of garments in existing agreements.

         Imports are also affected by the higher cost and additional time needed to transport product into the United States and by the increased competition resulting from greater production demands abroad.

         The Company's imported products are subject to United States Customs duties and, in the ordinary course of its business, the Company is from time to time subject to claims by the United States Customs Service for additional duties and other charges.

         The Company currently imports a substantial majority of its raw materials, primarily fabric, and a significant portion of its finished goods through Far East based service bureaus. These service bureaus secure the manufacture of raw materials from a number of factories (about 20) located throughout the Far East. The Company's senior management also meets with these manufacturers prior to placing orders with them. The Company believes its primary risk is the timely receipt of its raw materials and finished goods to allow the timely shipment of its product. Through the present time, the Company has received its products in a timely manner. The Company continually monitors the status of its orders through its Far East service bureaus. Payment for the raw materials and finished goods is guaranteed through letters of credit which require, among other items, timely delivery and satisfaction of quality standards.

         The Company does not "hedge" its foreign purchases as all contracts are quoted in United States dollars. The typical contract extends for sixty days. Prices are re-negotiated with each new contract.

         In addition to the factors outlined above, the Company's future import operations may be adversely affected by: political or financial instability resulting in the disruption or delay of trade from exporting countries; the imposition of additional regulations relating to, or duties, taxes and other charges on, imports; any significant fluctuation in the value of the dollar against foreign currencies; and restrictions on the transfer of funds.

BACKLOG

         On March 23, 2001, the Company had unfilled orders of approximately $80,690,000. The Company had approximately $72,836,000 of unfilled orders at a comparable date in 2000. The amount of unfilled orders at a particular time is affected by a number of factors, including the scheduling of the manufacture and shipment of the product, which in some instances is dependent on the desires of the customer. Accordingly, a comparison of unfilled orders from period to period is not necessarily meaningful and may not be indicative of eventual actual shipments.

CREDIT AND COLLECTION


         In June 1997, the Company entered an agreement with the CIT Group/Commercial Services, Inc. This agreement provides that CIT purchase the Company's approved accounts receivable and guarantee collection thereof, except for disputed amounts. The vast majority of the Company's trade accounts receivable has been purchased by CIT. As of December 30, 2000, accounts receivable included $11,015,000 relating to the sale of the "HUE" trademark, all of which has subsequently been received.


COMPETITION

         The sectors of the apparel industry for which the Company designs, manufactures and markets products are highly competitive. The Company competes with many other manufacturers, including manufacturers of one or more apparel items. In addition, department stores, including some of the Company's major customers, have from time to time varied the amount of goods manufactured specifically for them and sold under their own brands. Many such stores have also changed their manner of presentation of merchandise and in recent years have become increasingly promotional. Some of the Company's competitors are larger and have greater resources than the Company. Based upon its knowledge of the industry, the Company believes that it is among the leading producers of moderately-priced dresses in the United States and that it is considered one of the major resources to department store retailers of such products. The Company's business is dependent upon its ability to evaluate and respond to changing consumer demand and tastes and to remain competitive in the areas of style, quality and price, while operating within the significant domestic and foreign production and delivery constraints of the industry.

EMPLOYEES


         In June 2001, the Company employed 454 persons, of whom approximately 27% were in production, 28% in distribution, 18% in merchandising and design, 7% in sales and 20% in administrative and financial operations. Approximately 37% of the Company's employees were members of unions, primarily the Union of Needletrades, Industrial and Textile Employees ("UNITE"). In May 2001, the Company and UNITE reached an agreement on a 3-year collective bargaining agreement, terminating on May 31, 2004 covering non-supervisory production, maintenance, packing and shipping employees. The Company believes that its relationship with its employees is satisfactory.


REORGANIZATION UNDER CHAPTER 11


         On April 5, 1993, the Company and several of its subsidiaries filed voluntary petitions in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code. By an order dated April 21, 1997, the Bankruptcy Court confirmed a plan of reorganization (the "Plan").

         The proposed Merger has not been motivated, in whole or in part, by the bankruptcy proceedings.


PROPERTIES


         Executive and sales offices, as well as design facilities, are located in New York City under a lease expiring in 2008 (60,990 square feet). The Company also leases additional sales offices and showrooms in New York City (8,000 square feet and 3,500 square feet), sales offices and showrooms in Dallas, Texas (4,396 square feet) and a showroom in Atlanta, Georgia (737 square feet). In addition, the Company operates two small manufacturing support facilities - one located in Pittston, Pennsylvania and owned by the Company (11,368 square feet) and another leased by the Company in Guatemala (5,202 square feet). Furthermore, the Company leases a major distribution and administrative center of approximately 194,685 square feet through August 2008 and a storage facility of 6,160 square feet in Laflin, Pennsylvania.


         All of the Company's facilities are in good condition. None of the Company's principal facilities are idle. The machinery and equipment contained in the Company's facilities are modern and efficient.

LEGAL PROCEEDINGS

         The Company and several of its subsidiaries filed voluntary petitions in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code in April 1993. By an order dated April 21, 1997, (the "Confirmation Order"), the Bankruptcy Court confirmed the Plan. The Plan was consummated on June 4, 1997. Certain alleged creditors who asserted age and other discrimination claims against the Company and whose claims were expunged (the "Claimants") pursuant to an order of the Bankruptcy Court (see below) appealed the Confirmation Order to the United States District Court for the Southern District of New York. The Company moved to dismiss the appeal from the Confirmation Order and the motion was granted and the appeal was dismissed. An appeal to the United States Court of Appeals for the Second Circuit from the order dismissing the appeal taken by the Claimants subsequently was withdrawn, without prejudice, and may be refiled in the future. In addition, the Claimants and two other persons commenced a separate adversary proceeding in the Bankruptcy Court to revoke the Confirmation Order. The Company has moved to dismiss the adversary proceeding to revoke the Confirmation Order and that motion has been fully briefed, but has not yet been argued to the Bankruptcy Court.

However, that matter is now moot based upon the proceedings described in the next paragraph and the Claimants' lack of standing.

         The Claimants, who are former employees of the Company and who were discharged prior to the filing of the Chapter 11 cases, asserted age and other discrimination claims, including punitive damage claims against the Company in the approximate aggregate sum of $80 million. Following a trial on the merits, the Bankruptcy Court expunged and dismissed those claims in their entirety. The Claimants appealed that decision to the United States District Court for the Southern District of New York, and on July 17, 1998, that Court affirmed the decision of the Bankruptcy Court. The Claimants took a further appeal to the United States Court of Appeals for the Second Circuit, which affirmed the decision of the United States District Court in a summary order dated June 28, 1999. On September 27, 1999, the Claimants filed a petition for certiorari review by the United States Supreme Court for relief. The petition for certiorari was denied on January 10, 2000.

         Five of the Claimants in the above-described appeal commenced an action alleging employment discrimination against certain former officers and directors of the Company in the United States District Court for the Southern District of New York. The Court dismissed all of the causes of action arising under federal and state statutes, and the only remaining claims are those arising under the New York City Human Rights Law. Discovery is complete and it is expected that a summary judgment motion will be filed by the defending officers and directors in the near future.


         In February 1993, the SEC obtained an order directing a private investigation of the Company in connection with, among other things, the filing by the Company of annual and other reports that may have contained misstatements, and the purported failure of the Company to maintain books and records that accurately reflected its financial condition and operating results.


         In March 1993, a stockholder derivative action entitled "Isidore Langer, derivatively on behalf of The Leslie Fay Companies, Inc. v. John J. Pomerantz et al." was instituted in the Supreme Court of the State of New York, County of New York, against certain officers and directors of the Company and its then auditors. This complaint alleges that the defendants knew or should have known material facts relating to the sales and earnings of the Company which they failed to disclose. The time to answer, move or otherwise respond to the complaint has not yet expired. The plaintiff seeks an unspecified amount of monetary damages, together with interest thereon, and costs and expenses incurred in the action, including reasonable attorneys' and experts' fees. The Company cannot presently determine the ultimate outcome of this litigation, but believes that it should not have any unfavorable impact on its financial statements. Pursuant to the Plan, a Derivative Action Board, comprised of three persons or entities nominated by the Creditors' Committee and appointed by the Bankruptcy Court, is the only entity authorized to prosecute, compromise and settle or discontinue the derivative action.


         The Company is a party to litigation from time to time in the ordinary course of its business. The Company does not believe any such litigation is material.

         The legal proceedings described above played no role in the decision of the Board of Directors of the Company to approve the proposed Merger.

  MARKET PRICES OF AND DIVIDENDS ON THE COMMON STOCK AND OTHER COMPARATIVE DATA

         On December 8, 1998, the Common Stock began trading on the Nasdaq SmallCap Market under the symbol "LFAY." The following table sets forth the high bid and low asked prices on the Nasdaq SmallCap Market for each quarter during 1999 and 2000 and the first, second and third quarters of 2001.


                  Period                               High            Low
                  ------                               ----            ---
1999              First Quarter                  $     6.75        $    3.88
                  Second Quarter                       6.88             4.25
                  Third Quarter                        7.13             4.63
                  Fourth Quarter                       6.94             4.38

2000              First Quarter                  $     7.00        $    4.06
                  Second Quarter                       5.50             3.13
                  Third Quarter                        4.63             3.13
                  Fourth Quarter                       3.69             2.75


2001              First Quarter                  $     4.81        $    2.69
                  Second Quarter                       4.84             4.69
                  Third Quarter

         On January 16, 2001 the Company announced that on January 12, 2001, Three Cities Funds submitted a proposal to the Company to acquire all of the outstanding shares of the Company's Common Stock not owned by Three Cities Funds for $3.50 per share. The closing price of the Common Stock on the Nasdaq SmallCap Market on January 12, 2001 was $2.81 per share. On March 27, 2001, the Company announced that it had signed the Merger Agreement with the Buyers, Parent and Merger Sub which provides, among other things, that Three Cities Funds will acquire the outstanding shares of the Company's Common Stock not held by Continuing Stockholders for $5.00 per share. On March 26, 2001, the closing price of the Common Stock on the Nasdaq SmallCap Market was $3.13 per share. As of ____________2001, the closing price of the Common Stock on the Nasdaq SmallCap Market was $____ per share. YOU ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR YOUR SHARES OF COMMON STOCK. As of ________ 2001, there were approximately_______ holders of record of the Common Stock of the Company.


         The Company did not pay any dividends on, or make any other distributions with respect to, its Common Stock during 1999 or 2000.


COMPARATIVE DATA

         o        Purchase price - $5.00 per share
         o        Book value at March 31, 2001 - $ 9.64 per share
         o Net Income for year ended December 30, 2000 - $1.47 per basic share (of which $1.20 per share was attributable to the nonrecurring sale of a trademark)
         o        Dividends for year ended December 30, 2000 - None

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth certain information regarding beneficial ownership of the Common Stock as of June __, 2001 by (1) each person or entity who owns of record or beneficially five percent or more of the shares of Common Stock, (2) each director of the Company, and (3) each executive officer of the Company and (4) all directors and executive officers of the Company as a group. To the knowledge of the Company, each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted.

                                                                                          Percentage of
                                                           Number of Shares               Ownership of
Name and Address of Beneficial Owners                      Beneficially Owned             Common Stock
--------------------------------------                     -------------------            ------------
Three Cities Research Inc.                                       3,660,764(1)                     61.8%
John J. Pomerantz                                                3,660,764(2)                     61.8%
John Constable d/b/a Constable Asset Management,                   442,408(3)                      7.5%
Ltd.
John A. Ward                                                       331,560(4)                      5.3%
Warren T. Wishart                                                  218,758                         3.7%
Robert L. Sind                                                      26,000(5)                     (8)
Bernard Olsoff                                                      16,000(6)                     (8)
Vishal Mahadevia                                                    10,000(6)                     (8)
Thomas G. Weld                                                      14,000(6)                     (8)
Executive Officers and Directors as a group                      4,277,082(7)                     67.9%

---------------------

(1) Includes 1,215,081 and 2,054,885 shares of Common Stock directly owned by TCF II and TCO, respectively. Pursuant to Rule 13d-5 under the Exchange Act, TCF II and TCO may each be considered the beneficial owner of 3,660,764 shares of Common Stock. TCR Associates, L.P. ("TCR Associates") is the sole general partner of TCF II and may be deemed the beneficial owner of all of the shares beneficially owned by TCF II. Three Cities Research Inc. ("TCR") is the sole general partner of TCR Associates and is the investment advisor to TCF II and TCO. Pursuant to a management agreement, TCR has voting and dispositive power over all of the shares of Common Stock beneficially owned by TCF II and TCO and may be deemed the beneficial owner of all of such shares. TCR Offshore Associates ("TCR Offshore") is the sole general partner of TCO and may be deemed the beneficial owner of all of the shares of Common stock beneficially owned by TCO. Three Cities Associates, N.V. ("TCA, N.V.") is the sole general partner of TCR Offshore and may be deemed the beneficial owner of all of the shares of Common Stock beneficially owned by TCR Offshore. J. William Uhrig is the sole stockholder, President and sole director of TCA, N.V. and, pursuant to Rules 13d-3 and 13d-5 under the Exchange Act, may be deemed the beneficial owner of all of the shares beneficially owned by TCA, N.V. The information provided above was obtained from Amendment No. 5 to a Schedule 13D filed with the SEC on May 4, 2001. Also includes 390,798 shares of Common Stock beneficially owned by John J. Pomerantz, as described in note (2) below.


(2) Includes 3,269,966 shares directly owned by TCF II and TCO. Mr. Pomerantz has entered into a letter agreement dated July 26, 1999 with TCF II and TCO which provides that as long as he has a contractual right to designate at least one member of the Board, Mr. Pomerantz, TCF II and TCO will agree on the identity of all nominees.

(3) Consists of (a) 392,108, (b) 13,800 and (c) 4,100 shares of Common Stock directly owned by Constable Partners, L.P., Constable Partners II, L.P. and Constable Group Profit Sharing Plan and Trust ("Constable Trust") and 32,400 shares of Common stock held in certain selected accounts with respect to which John Constable acts as investment advisor. John Constable is the General Partner of Constable Partners, L.P. and Constable Partners II, L.P. and the Trustee of Constable Trust. John Constable has, with such partnerships, Constable Trust and other entities, shared voting and dispositive power with respect to the shares of Common Stock directly owned by them.


(4) Consists of shares of Common Stock issuable upon exercise of presently exercisable stock options.

(5) Includes 20,000 shares of Common Stock issuable upon exercise of presently exercisable stock options.

(6) Includes 10,000 shares of Common Stock issuable upon exercise of presently exercisable stock options.


(7) Includes 381,560 shares of Common Stock issuable upon exercise of presently exercisable stock options and 3,269,966 shares beneficially owned by Three Cities as to which Mr. Pomerantz shares certain voting rights as to the election of directors, as described in note (2) above.


(8)       Less than 1% of the outstanding shares of Common Stock.

               SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY


         The following selected historical consolidated financial data for each of the years in the five-year period ended December 30, 2000 are derived from, and are qualified in their entirety by reference to, the Company's audited consolidated financial data and notes thereto included in the Company's Annual Report for the year ended December 30, 2000, a copy of which accompanies this Proxy Statement. The selected historical consolidated financial data for the thirteen weeks ended March 31, 2001 are derived from, and are qualified in their entirety by reference to, the Company's unaudited consolidated financial data and notes thereto included in the Company's Quarterly Report on Form 10-Q for the thirteen weeks ended March 31, 2001, a copy of which accompanies this Proxy Statement. The results for the thirteen weeks ended March 31, 2001 are not necessarily indicative of results for the full year. The historical financial information presented for the Reorganized Company and the Predecessor Company are not comparable. The information presented below should be read in conjunction with such financial statements and notes thereto, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report for the year ended December 30, 2000 and the Company's Quarterly Report for the thirteen weeks ended March 31, 2001.


                                                    (In thousands, except per share data)
                                            Reorganized Company                                           Predecessor Company
                                            -------------------                                           -------------------
                                                       For The Periods Ended
-----------------------------------------------------------------------------------------------------------------------------------
                          Thirteen       Fifty-Two     Fifty-Two        Fifty-Two      Thirty-One      Twenty-Two       Fifty-Two
                         Weeks Ended    Weeks Ended   Weeks Ended      Weeks Ended    Weeks Ended     Weeks Ended      Weeks Ended
                          March 31,     December 30,   January 1,       January 2,     January 3,       June 4,        December 28,
                            2001            2000          2000             1999         1998 (a)        1997 (b)           1996
                         -----------    ------------  ------------     ------------   ------------    -----------      ------------
                         (Unaudited)     (Audited)     (Audited)        (Audited)      (Audited)       (Audited)         (Audited
Net  Sales                 $56,130        $212,714      $197,446         $152,867      $ 73,091         $197,984        $429,676
Operating Income             3,131           4,000        14,439           13,020         4,322           14,355          17,965

Reorganization Costs            --              --            --         --                 --             3,379 (c)       5,144 (c)

Interest Expense and
  Financing Costs              560           2,958         2,258              950           336            1,372           3,932 (d)

Tax Provision                  853           4,147         2,654            3,212           677              451            (839)(e)
(Benefit)

Other Non-Recurring
    Items                       -- (f)     (10,800)          911(g)            --           --           136,341 (h)          --

Net Income                  $1,177          $7,695        $8,316            8,858        $3,309         $145,494          $9,728

Net Income per
  Share - Basic               $0.21           $1.47         $1.46            $1.35         $0.49 (i)         -- (i)        $0.52 (i)
        - Diluted             $0.21           $1.44         $1.39            $1.31         $0.48 (i)         -- (i)        $0.52 (i)

                           As of           As of         As of            As of          As of            As of           As of
                         3/31/2001       12/30/2000    01/01/2000        01/02/99       01/03/98        06/04/97        12/28/96
                         ---------       ----------    ----------        --------       --------        --------        --------

Total Assets               $85,946         $87,359       $69,000          $67,804      $61,051           $77,789        $237,661

Assets of Product
Lines

   Held for Sale  and
   Disposition                  --              --            --               --         --                 --            3,003 (i)

Long-Term Debt
 (Including Capital
  Lease)                       102           3,126         4,052               17         49                 108             --


NOTES TO SELECTED FINANCIAL DATA
--------------------------------


(a) Financial information for the thirty-one weeks ended January 3, 1998 represents the consolidated results of the reorganized entity after the consummation of the Plan.

(b) Financial information for the twenty-two weeks ended June 4, 1997 represents the audited consolidated results prior to the Company's consummation of the Plan. The income statement information includes the results of Castleberry and Sassco Fashions lines prior to their sale or spin-off in connection with the consummation of the Plan.

(c) The Company incurred reorganization costs in 1997 and 1996 while operating as a debtor in possession. Included in 1997 and 1996 is a provision of $0 and $652,000, respectively, for a write-down of a portion of the excess purchase price over net assets acquired in the 1984 leveraged buyout of The Leslie Fay Company, related to certain of the Company's product lines, which the Company believes will be unrecoverable.

(d) On January 2, 1994, the Company decided not to accrue interest on approximately $253,000,000 of pre-petition debt. During 1996, the Company had direct borrowings under a credit agreement with The First National Bank of Boston on 102 days in the second and third quarters, the highest amount of which was $28,672,000. Interest on direct borrowings was incurred at a rate of prime plus 1.5%.

(e) The Company recognized an income tax credit of $1,103,000 in 1996, representing a reduction of foreign income tax liabilities as a result of negotiated settlements on prior years' estimated taxes. The Company only paid state, local and foreign taxes in 1996.

(f) Amount reflects the gain recorded in the sale of the "HUE" trademark to the Kayser-Roth Corporation.

(g) The Company incurred $911,000 of other non-recurring, non-operating legal and administrative expense related to the August 25, 1999 merger with an affiliate of TCF II and TCO.

(h) Amount consists of the following three components: gain on sale/transfer of the Sassco Fashions line of $89,810,000 (net of $3,728,000 of income taxes), charge for revaluation of assets and liabilities pursuant to the adoption of fresh-start reporting of ($27,010,000) and gain on debt discharge (an extraordinary item) of $73,541,000.

(i) Net income per share for the thirty-one weeks ended January 3, 1998 was calculated based on 6,800,000 shares of new common stock, adjusted to give effect to the 2 for 1 stock split effected in July 1998, issued in connection with the consummation of the Plan. Earnings per common share for the twenty-two weeks ended June 4, 1997 is not presented because such presentation would not be meaningful. The old stock of 18,771,836 shares, used in calculating the net income per share in 1996, was canceled under the Plan and the new stock was not issued until June 4, 1997.


                        VOTE REQUIRED AND RECOMMENDATION


         Approval of this proposal requires the affirmative vote of at least two-thirds of the outstanding shares of Common Stock on the Record Date and the affirmative vote of more than

50% of the shares of Common Stock voting on such matter that are not owned directly or indirectly by any of the Continuing Stockholders or any of their affiliates.


     THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO ADOPT THE
                                MERGER AGREEMENT.


                        PROPOSAL 2 - ADJOURNMENT PROPOSAL

         The Company is submitting to its stockholders a proposal to authorize the named attorneys-in-fact to vote in favor of the adjournment of the Special Meeting in the event that there are not sufficient votes to approve the Merger Agreement at the time of the Special Meeting. Even though a quorum may be present at the Special Meeting, it is possible that the Company may not have received sufficient votes to approve the Merger Agreement at the time of the Special Meeting. In that event, such proposal could not be approved unless the Special Meeting were adjourned in order to permit further solicitation of Proxies.

         In order to allow the Proxies that have been received by the Company at the time of the Special Meeting to be voted for the Adjournment Proposal, if necessary, the Company has submitted the question of adjournment under such circumstances, and only under such circumstances, to the Company's stockholders for their consideration. A majority of shares present at the Special Meeting is required in order to approve the Adjournment Proposal.

         The Board recommends that the Company's stockholders vote their Proxies in favor of the Adjournment Proposal so that their Proxies may be used for such purpose should it become necessary. Properly executed Proxies will be voted in favor of the Adjournment Proposal unless otherwise noted thereon. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to the Company's stockholders other than an announcement of such time and place at the Special Meeting. The Adjournment Proposal relates only to an adjournment occurring for purposes of soliciting additional Proxies for approval of the Merger Agreement in the event that there are insufficient votes to approve such proposal at the Special Meeting. Any other adjournment (E.G., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the Proxies.

         The Board retains full authority to postpone the Special Meeting prior to the Special Meeting being convened without the consent of any of the Company's stockholders.

VOTE REQUIRED AND RECOMMENDATION

         Approval of this proposal requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock, in person or by proxy, at the Special Meeting and entitled to vote on this proposal. The Continuing Stockholders have advised the Company that they intend to vote their shares of Common Stock in favor of the Adjournment Proposal if submitted to a vote at the Special Meeting. As a result, if submitted to a vote, this proposal will be approved regardless of your vote, so long as the Continuing Stockholders vote as they have advised the Company they intend to.

          THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

                       WHERE YOU CAN FIND MORE INFORMATION

         The following documents accompany this Proxy Statement and are deemed to be a part hereof:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000, as amended; and

         (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as amended.





         The Company will provide without charge to any person to whom this Proxy Statement is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to 1 Passan Drive, Laflin, Pa. 18702, Attention: Treasurer.


                              AVAILABLE INFORMATION


         The Company files reports, proxy statements and other information with the SEC. You may read and copy any report, proxy statement or other information the Company files with the SEC at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices at 75 Park Place, Room 1400, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the Company files electronic versions of these documents on the SEC's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The SEC maintains a web site at http.//www.sec.gov that contains reports, proxy statements and other information filed with the SEC.


                                  MISCELLANEOUS

STOCKHOLDER PROPOSALS

         If the Merger is not consummated, the Company intends to hold its 2001 Annual Meeting of Stockholders on or about _________. If this 2001 Annual Meeting is held, stockholder proposals that are intended to be considered in the Company's Proxy Statement and proxy card for that meeting, must be received at the Company's principal executive offices not later than ________, 2001. As to any proposal that a stockholder intends to present to stockholders without including it in the Company's Proxy Statement for the Company's 2001 Annual Meeting of Stockholders, the proxies named in the Board's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless the Company receives notice of the matter to be proposed not later than _________, 2001. Even if proper notice is received on or prior to _________, 2001, the proxies named in the Board's proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to such proposal as required by Rule 14a-4(c)(2) under the Exchange Act.

OTHER MATTERS

         The Board does not intend to bring before the Special Meeting for action any matters other than those specifically referred to above and is not aware of any other matters which are proposed to be presented by others. If any other matters or motions should properly come before the Special Meeting, the persons named in the Proxy intend to vote thereon in accordance with their judgment on such matters or motions, including any matters or motions dealing with the conduct of the Special Meeting.

         No person is authorized to give any information or to make any representations with respect to the matters described in this Proxy Statement other than those contained herein. Any information or representations with respect to such matters not contained herein or therein must not be relied upon as having been authorized by the Company or the Buyers. The delivery of this Proxy Statement shall not under any circumstances create any implication that there has been no change in the affairs of the Company or the Buyers since the date hereof or that the information in this Proxy Statement is correct as of any time subsequent to the date hereof.

                                             By Order of the Board of Directors,


                                                               WARREN T. WISHART
                                                                  Secretary

July __, 2001

                                    ANNEX A

                                                                  EXECUTION COPY

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG


                           THREE CITIES FUND II, L.P.,

                         THREE CITIES OFFSHORE II C. V.,

                              LF ACQUISITION, LLC,

                                  LF MERGER CO.

                                       AND

                          THE LESLIE FAY COMPANY, INC.

                           DATED AS OF APRIL 27, 2001

                                               TABLE OF CONTENTS
                                               -----------------


                                                                                                         Page
                                                                                                         ----

ARTICLE I THE MERGER........................................................................................2

     Section 1.1      The Merger............................................................................2
     Section 1.2      Closing...............................................................................2
     Section 1.3      Effective Time........................................................................2
     Section 1.4      Effects of the Merger.................................................................2
     Section 1.5      Certificate of Incorporation and By-laws of the Surviving Corporation.................2
     Section 1.6      Officers and Directors of the Surviving Corporation...................................2

ARTICLE II EFFECT OF MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS............................3

     Section 2.1      Company Common Stock..................................................................3
     Section 2.2      Merger Sub Shares.....................................................................3
     Section 2.3      Exchange of Certificates..............................................................3
     Section 2.4      Dissenting Shares.....................................................................5
     Section 2.5      Stock Options.........................................................................5
     Section 2.6      Lost, Stolen or Destroyed Certificates................................................6
     Section 2.7      Adjustments to Prevent Dilution.......................................................6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................6

     Section 3.1      Organization and Qualification; Subsidiaries..........................................6
     Section 3.2      Certificate of Incorporation and By-Laws..............................................6
     Section 3.3      Capitalization........................................................................7
     Section 3.4      Authority.............................................................................7
     Section 3.5      No Conflict...........................................................................8
     Section 3.6      Required Filings and Consents.........................................................8
     Section 3.7      Permits; Compliance with Law..........................................................8
     Section 3.8      SEC Filings; Financial Statements.....................................................9
     Section 3.9      Absence of Certain Changes or Events..................................................9
     Section 3.10     Litigation............................................................................9
     Section 3.11     Environmental Matters................................................................10
     Section 3.12     Contracts............................................................................10
     Section 3.13     Taxes................................................................................10
     Section 3.14     Brokers..............................................................................10
     Section 3.15     Certain Statutes.....................................................................10
     Section 3.16     Information..........................................................................10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYERS, PARENT AND MERGER SUB.................................11

     Section 4.1      Organization.........................................................................11
     Section 4.2      Certificate of Incorporation and By-Laws.............................................11
     Section 4.3      Capitalization of Merger Sub.........................................................11

                                                      i

                                              TABLE OF CONTENTS
                                              -----------------
                                                                                                         Page
                                                                                                         ----

     Section 4.4      Authority............................................................................11
     Section 4.5      No Conflict..........................................................................11
     Section 4.6      Required Filings and Consents........................................................12
     Section 4.7      Brokers..............................................................................12
     Section 4.8      Information..........................................................................12
     Section 4.9      Interim Operations of Merger Sub.....................................................12

ARTICLE V COVENANTS........................................................................................13

     Section 5.1      Conduct of Business of the Company...................................................13
     Section 5.2      Certain Interim Operations...........................................................13
     Section 5.3      Other Actions........................................................................13
     Section 5.4      Notification of Certain Matters......................................................13
     Section 5.5      Proxy Statement......................................................................13
     Section 5.6      Stockholders' Meeting................................................................15
     Section 5.7      Access to Information................................................................15
     Section 5.8      No Solicitation......................................................................15
     Section 5.9      Directors' and Officers' Indemnification.............................................16
     Section 5.10     Consents; Filings; Further Action....................................................17
     Section 5.11     Public Announcements.................................................................17
     Section 5.12     Expenses.............................................................................18
     Section 5.13     Takeover Statutes....................................................................18

ARTICLE VI CONDITIONS......................................................................................18

     Section 6.1      Conditions to Each Party's Obligation to Effect the Merger...........................18
     Section 6.2      Conditions to Obligation of Buyers, Parent and the Merger Sub........................18
     Section 6.3      Conditions to Obligation of the Company..............................................18

ARTICLE VII TERMINATION....................................................................................19

     Section 7.1      Termination..........................................................................19
     Section 7.2      Effect of Termination................................................................20

ARTICLE VIII MISCELLANEOUS.................................................................................20

     Section 8.1      Defined Terms........................................................................20
     Section 8.2      Non-Survival of Representations and Warranties.......................................22
     Section 8.3      Venue; Waiver Of Jury Trial..........................................................22
     Section 8.4      Notices..............................................................................23
     Section 8.5      Entire Agreement.....................................................................24
     Section 8.6      No Third-Party Beneficiaries.........................................................24
     Section 8.7      Obligations of Buyers and of the Company.............................................25
     Section 8.8      Counterparts.........................................................................25
     Section 8.9      Interpretation.......................................................................25
     Section 8.10     Assignment...........................................................................25
     Section 8.11     Specific Performance.................................................................25

                                                      ii

     Section 8.12     Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies...........25
     Section 8.13     Usage................................................................................25
     Section 8.14     Headings.............................................................................26
     Section 8.15     Further Assurances...................................................................26


                                                     iii

                                            INDEX OF DEFINED TERMS

Page

Agreement................................................................................................1
Blue Sky Laws............................................................................................8
Buyers...................................................................................................1
Certificate of Merger....................................................................................2
Charter Documents........................................................................................6
Closing..................................................................................................2
Closing Date.............................................................................................2
Code.....................................................................................................5
Common Shares............................................................................................1
Company..................................................................................................1
Company Disclosure Letter................................................................................7
Company Option Plans.....................................................................................5
Company Permits..........................................................................................9
Company Preferred Stock..................................................................................7
Company SEC Reports......................................................................................9
Company Stock Option.....................................................................................5
Company Stockholders Meeting............................................................................14
Company Subsidiaries.....................................................................................6
Consideration Certificates...............................................................................4
D&O Insurance...........................................................................................17
Delaware State Secretary.................................................................................2
DGCL.....................................................................................................1
Dissenting Shares........................................................................................5
Dissenting Stockholder...................................................................................5
Effective Time...........................................................................................2
Exchange Agent...........................................................................................4
Financial Advisor.......................................................................................10
Form 10-K................................................................................................7
Indemnified Parties.....................................................................................17
Merger...................................................................................................1
Merger Consideration.....................................................................................1
Merger Convertible Shares................................................................................3
Merger Sub...............................................................................................1
Merger Sub Charter Documents............................................................................11
Merger Sub Common Stock..................................................................................3
Original Agreement.......................................................................................1
Parent...................................................................................................1
Parent Charter Documents................................................................................11
Proxy Statement.........................................................................................14
Representatives.........................................................................................15
Requisite Company Vote...................................................................................7
Securities Act...........................................................................................8
Special Committee........................................................................................1
Surviving Corporation....................................................................................1

                                                      i

Surviving Corporation Common Shares......................................................................1
Takeover Proposal.......................................................................................16
TCF II...................................................................................................1
TCO......................................................................................................1
Treasury Shares..........................................................................................3


                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
                -------------------------------------------------


                  THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, is made and entered into as of this 27th day of April, 2001 (the "Agreement"), by and among THREE CITIES FUND II, L.P., a Delaware limited partnership ("TCF II"), THREE CITIES OFFSHORE II C.V., a Netherlands Antilles limited partnership ("TCO" and, together with TCF II, "Buyers"), LF ACQUISITION, LLC, a Delaware limited liability company organized by Buyers and formerly known as LF Acquisition Co. ("Parent"), LF MERGER CO., a Delaware corporation owned by Parent ("Merger Sub"), and THE LESLIE FAY COMPANY, INC., a Delaware corporation (the "Company").


                  WHEREAS, Buyers, Parent and the Company desire that Merger Sub merge with and into the Company (the "Merger"), upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") with the result that the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate existence of Merger Sub shall cease;

                  WHEREAS, Buyers, Parent and the Company desire that upon the Merger, at the Effective Time (as hereinafter defined), each issued and outstanding share of common stock, par value $.01 per share, of the Company (collectively, the "Common Shares"), other than Parent-Owned Shares, Treasury Shares and Dissenting Shares (each as hereinafter defined) be converted into the right to receive $5.00 per Common Share in cash (the "Merger Consideration"), upon the terms and subject to the conditions provided for herein;

                  WHEREAS, Buyers, Parent and the Company desire that upon the Merger, at the Effective Time, each issued and outstanding share of capital stock of Merger Sub be converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation (collectively, the "Surviving Corporation Common Shares");

                  WHEREAS, a Special Committee (the "Special Committee") of the Board of Directors of the Company (composed entirely of directors who have no direct or indirect interest in the transactions contemplated hereby) and the respective Boards of Directors of the Company, Parent and Merger Sub have each approved this Agreement and declared it to be advisable;

                  WHEREAS, Buyers own 3,269,966 Common Shares in the aggregate which, together with an aggregate of 609,556 Common Shares owned by management of the Company, 8,000 Common Shares owned by certain affiliates of Buyers and 442,408 Common Shares owned by Constable Asset Management, Ltd., will be exchanged for an equal number of limited liability company interests of Parent immediately prior to the Effective Time; and

                  WHEREAS, Buyers, Parent, Merger Sub and the Company have previously entered into an Agreement and Plan of Merger, dated March 26, 2001 (the "Original Agreement") and the parties desire to amend and restate the Original Agreement to provide that Common Shares held by Parent or Merger Sub shall remain outstanding Surviving Corporation Common Shares and not be cancelled in the Merger;

                  NOW, THEREFORE, in consideration of the premises and representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   THE MERGER


                  Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL at the Effective Time (as defined herein), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation.

                  Section 1.2 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place as soon as practicable, but in no event later than the second business day (the "Closing Date") following satisfaction or waiver of all of the conditions set forth in Article VI, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York or at such other place and time and/or other date as agreed to in writing by the parties hereto.

                  Section 1.3 Effective Time. At the Closing Date (or on such other date as the parties hereto agree may agree), the Company will cause a Certificate of Merger (the "Certificate of Merger") and all other filings required by Delaware law in connection with the Merger to be executed in accordance with the relevant provisions of the DGCL, and delivered for filing with the Secretary of State of the State of Delaware (the "Delaware State Secretary"). The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware State Secretary or at such later time as Buyers and the Company shall agree and as is specified in the Certificate of Merger (the "Effective Time").

                  Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of the Company and Merger Sub shall vest in the Surviving Corporation, and all liabilities and obligations of the Company and Merger Sub shall become liabilities and obligations of the Surviving Corporation.

                  Section 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. Pursuant to the Merger, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law, except that as of the Effective Time, Article I of such Certificate of Incorporation shall be amended to read as follows: "The name of the Corporation is The Leslie Fay Company, Inc." The By-laws of the Surviving Corporation shall be the By-laws of Merger Sub in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law.


                  Section 1.6 Officers and Directors of the Surviving
Corporation.

                  (a) The directors of the Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, and they shall hold office until their respective successors are duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws as in effect from time to time of the Surviving Corporation. (b) The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, and they shall hold office until their respective successors are duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws as in effect from time to time of the Surviving Corporation.

                       ARTICLE II EFFECT OF MERGER ON THE
                  CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

                  Section 2.1 Company Common Stock. Except as otherwise provided in Section 2.4 with respect to Common Shares as to which appraisal rights have been exercised, at the Effective Time, each Common Share issued and outstanding immediately prior to the Effective Time:


                  (a) in the case of Common Shares owned by the Company as treasury shares ("Treasury Shares") immediately prior to the Effective Time, each shall, by virtue of the Merger and without any action on the part of the holder of any such Common Shares, no longer be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist;

                  (b) in the case of Common Shares other than Treasury Shares, Parent-Owned Shares and Dissenting Shares (as each such term is defined above and below), each shall, by virtue of the Merger and without any action on the part of the holder of any such Common Shares, be converted into and become a right to receive the Merger Consideration in cash, without interest, and when so converted, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Common Shares (the "Merger Convertible Shares") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration allocable to the shares formerly represented by such certificate upon surrender of such certificate in accordance with Section 2.3; and

                  (c) in the case of Common Shares owned by the Parent or Merger Sub immediately prior to the Effective Time ("Parent Owned Shares") each shall remain outstanding as a Surviving Corporation Common Share.


         Section 2.2 Merger Sub Shares. At the Effective Time, each of the shares of common stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one (1) Surviving Corporation Common Share.


                  Section 2.3 Exchange of Certificates.

                  (a) Exchange Agent. Prior to the Effective Time, the Company shall authorize an exchange agent satisfactory to Buyers to act as Exchange Agent hereunder (the "Exchange Agent") for the purpose of exchanging certificates representing Common Shares for the Merger Consideration. Prior to the Effective Time, Parent shall deposit the aggregate Merger Consideration into an interest-bearing account under the control of the Exchange Agent, and shall cause disbursements to be made from such account from time to time in respect of payments of the Merger Consideration. For purposes of determining the Merger Consideration to be so deposited, Parent shall assume that no holder of Common Shares will perfect its right to appraisal of its Common Shares.

                  (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of Merger Convertible Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing such Merger Convertible Shares (the "Consideration Certificates") shall pass, only upon delivery of the Consideration Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Exchange Agent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Consideration Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of one or more Consideration Certificates, together with a properly completed and duly executed letter of transmittal, and acceptance thereof by the Exchange Agent, the holder thereof shall be entitled to the amount of cash into which the number of Merger Convertible Shares represented by such Consideration Certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such Consideration Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Common Shares and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration allocable to the Common Shares represented by such certificate or certificates. If any Merger Consideration is to be remitted to a name other than that in which the Consideration Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Consideration Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Company, or its transfer agent, any transfer or other taxes required by reason of the payment of the Merger Consideration to a name other than that of the registered holder of the Consideration Certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each certificate for Common Shares (with the exception of Dissenting Shares, Parent-Owned Shares and Treasury Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration allocable to the shares represented by such certificate as contemplated by
Section 2.1(b). No interest will be paid or will accrue on any amount payable as Merger Consideration.

                  (c) No Further Ownership Rights in the Company Stock. The Merger Consideration paid upon the surrender for exchange of Consideration Certificates in accordance with the terms of this Section 2.3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares formerly represented by such certificates.

                  (d) Undistributed Merger Consideration. Any portion of the Merger Consideration (including any interest and other income received in respect of all such funds) which remains undistributed to the holders of the certificates formerly representing Common Shares for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand and to the extent demand has been made, and any holders of Common Shares prior to the Merger who have not theretofore complied with this Section 2.3 shall thereafter look only to the Surviving Corporation, and only as general creditors thereof, for payment of their claim for Merger Consideration to which such holders may be entitled.

                  (e) No Liability. No party to this Agreement shall be liable to any Person in respect of any amount from the funds deposited pursuant to this
Article II delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (f) Withholding Rights. The Company shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Common Shares such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares in respect of which such deduction and withholding was made by the Company.


                  Section 2.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Common Shares issued and outstanding immediately prior to the Effective Time held by any Person who has the right to demand, and who properly demands (a "Dissenting Stockholder"), an appraisal of such shares ("Dissenting Shares"), in accordance with Section 262 of the DGCL (or any successor provision) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses such holder's right to such appraisal, if any. If, upon or after the Effective Time, such holder fails to perfect, withdraws or otherwise loses any such right to appraisal and payment under the DGCL, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each such share of such holder shall cease to be Dissenting Shares and shall be converted into and represent the right to receive Merger Consideration, in accordance with Section 2.1(b). The Company shall provide Merger Sub (i) prompt notice of any written demand for appraisal or payment of the fair value of any Common Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL received by or on behalf of the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.


                  Section 2.5 Stock Options.
                              --------------

                  (a) Pursuant to the Merger, at the Effective Time, the Company shall assign to, and Parent shall assume: (i) the 1997 Management Stock Option Plan and (ii) the 1997 Non-Employee Director Stock Option and Stock Incentive Plan (collectively, the "Company Option Plans").

                  (b) Each outstanding option to purchase Common Shares (a "Company Stock Option"), whether or not vested, will be assumed by Parent and shall be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable under such Company Stock Option (including, without limitation, as to vesting and expiration), the same number of limited liability company interests as the number of Common Shares such Company Stock Option entitled the holder thereof to purchase as set forth in
Schedule 3.3(c) of the Company Disclosure Letter (as defined below).

                  (c) Prior to the Effective Time, the Company shall use its best efforts to (i) obtain any consents from holders of the Company Stock Options and (ii) make any amendments to the terms of the Company Stock Option Plans and any options granted thereunder that are necessary or appropriate to give effect to the transactions contemplated by this Section 2.5.


                  Section 2.6 Lost, Stolen or Destroyed Certificates. In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form customarily required by the Company as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration in respect of that certificate payable under this Article II, without interest.

                  Section 2.7 Adjustments to Prevent Dilution. In the event that prior to the Effective Time there is a change in the number of Common Shares or securities convertible or exchangeable into or exercisable for Common Shares issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution or other similar transaction, the numbers of Common Shares set forth herein, and the Merger Consideration, shall be equitably adjusted to eliminate the effects of that event.


                                  ARTICLE III


                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


                  The Company represents and warrants to Buyers, Parent and Merger Sub that, except as set forth in the Company SEC Reports (as defined in Section 3.8) that are publicly available prior to the date of this Agreement:

                  Section 3.1 Organization and Qualification; Subsidiaries.
                              ---------------------------------------------

                  (a) Each of the Company and each subsidiary of the Company (collectively, the "Company Subsidiaries") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.


                  Section 3.2 Certificate of Incorporation and By-Laws. Copies of the Company's Amended and Restated Certificate of Incorporation and By-laws, each as amended through the date of this Agreement (collectively, the "Charter Documents") that are listed as exhibits in the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2000 ("Form 10-K") are complete and correct copies of those documents. The Company Charter Documents and all comparable corporate organizational documents of the Company Subsidiaries are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

                  Section 3.3 Capitalization.
                              ---------------

                  (a) The authorized capital stock of the Company consists of
(i) 20,000,000 Common Shares and (ii) 500,000 shares of preferred stock, par value $0.01 per share, of the Company ("Company Preferred Stock"). As of the date hereof, (i) 5,919,452 Common Shares are issued and outstanding, all of which were duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights, (ii) 1,817,100 Common Shares are held in the treasury of the Company and (iii) no shares of Company Preferred Stock are issued and outstanding.

                  (b) Other than in connection with this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Common Shares or any capital stock of any Company Subsidiary.

                  (c) As of the date hereof, an aggregate of 588,060 Company Stock Options are outstanding under the Company Option Plans. Except (i) for such Company Stock Options and (ii) under agreements or arrangements set forth in Schedule 3.3(c) of the Company Disclosure Letter, there are no options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Schedule 3.3(c) of the letter from the Company, dated the date hereof, addressed to Buyers and Merger Sub (the "Company Disclosure Letter") sets forth, as of the date of this Agreement, (x) the Persons to whom Company Stock Options have been granted, (y) the exercise price for the Company Stock Options held by each such Person and (z) whether such Company Stock Options are subject to vesting and, if subject to vesting, the dates on which each of those Company Stock Options vest.

                  Section 3.4 Authority.
                              ----------

                  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, other than the adoption of this Agreement by a vote of (i) at least 66 2/3% of the outstanding Common Shares, and (ii) at least 50% of the outstanding Common Shares voting on the matter not owned directly or indirectly by Buyers or any affiliate of Buyers (the "Requisite Company Vote"). This Agreement (assuming receipt of the Requisite Company Vote) has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  (b) The Board of Directors (i) has unanimously adopted the plan of merger set forth in this Agreement and approved this Agreement and the other transactions contemplated by this Agreement, and (ii) has declared that the Merger is advisable and subject to Section 5.8(b), will recommend that the stockholders vote in favor of this Agreement.

                  Section 3.5 No Conflict.
                              ------------

                  (a) Assuming that the Requisite Company Vote is obtained, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not:

                           (i) conflict with or violate any provision of any Company Charter Document or any equivalent organizational documents of any Company Subsidiary;

                           (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(b) have been obtained and all filings described in Section 3.6 have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or may be bound or affected except for lack of consents, approvals, authorizations and other actions which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Company Material Adverse Effect; or

                  (b) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary under any Contract to which the Company or any Company Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected, except for such breaches, defaults or other occurrences which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Company Material Adverse Effect.


                  Section 3.6 Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (i) applicable filings required pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities or "blue sky" laws ("Blue Sky Laws"), if any, (ii) the filing of the Certificate of Merger as required by the DGCL and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Company Material Adverse Effect.

                  Section 3.7 Permits; Compliance with Law. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the "Company Permits") (but not including, however, Company Permits relating to compliance with Safety and Environmental Laws (as defined herein), which are addressed in
Section 3.11), except where the failure to have, or the suspension or cancellation of, any of the Company Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Company Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law (but not including, however, any Safety and Environmental Laws, which is addressed in Section 3.11) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or may be bound or affected or
(ii) any Company Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Company Material Adverse Effect. Section


                  3.8 SEC Filings; Financial Statements.
                      ----------------------------------

                  (a) The Company has filed all forms, reports, statements and other documents (including all exhibits, annexes, supplements and amendments to such documents) required to be filed by it under the Exchange Act and the Securities Act since June 4, 1997 (collectively, including any such documents filed subsequent to the date of this Agreement, the "Company SEC Reports") and the Company has made available to Buyers, Parent and Merger Sub all of the Company SEC Reports filed with the SEC. The Company SEC Reports, including any financial statements or schedules included or incorporated by reference, (i) comply in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those Company SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national securities exchange or quotation service or comparable Governmental Entity.

                  (b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presented, in all material respects, the consolidated financial position of the Company as of the dates set forth in those consolidated balance sheets. Each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules), fairly presented, in all material respects, the consolidated results of operations and cash flows, as the case may be, of the Company and the consolidated Company Subsidiaries for the periods set forth in those consolidated statements of income and of cash flows (subject, in the case of unaudited quarterly statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in conformity with GAAP (except, in the case of unaudited quarterly or other interim statements, as permitted by Form 10-Q of the SEC) consistently applied throughout the periods indicated.


                  Section 3.9 Absence of Certain Changes or Events. Since December 30, 2000, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since February 28, 2001, there has not been any Company Material Adverse Effect.

                  Section 3.10 Litigation. There are no claims pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before any Governmental

Entity, which if adversely determined, individually or in the aggregate, could reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree, which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Company Material Adverse Effect. The foregoing representation shall not apply to any claims disclosed in the Company SEC Reports filed prior to the date of this Agreement.

                  Section 3.11 Environmental Matters. Except as has not had or could not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and Company Subsidiaries is and has been in material compliance with all applicable Safety and Environmental Laws and (ii) there is no Environmental Claim (as defined herein) pending or threatened against either of the Company or Company Subsidiaries and there is no civil, criminal or administrative judgment or notice of violation against either of the Company and Company Subsidiaries pursuant to Safety and Environmental Laws or principles of common law relating to pollution, protection of the Environment (as defined herein) or health and safety.

                  Section 3.12 Contracts. Neither the Company nor any Company Subsidiary is, or, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, will be, in violation of any Contract, except for violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Company Material Adverse Effect.

                  Section 3.13 Taxes. Except to the extent that failure to do so, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Company Material Adverse Effect, the Company and the Company Subsidiaries have filed all Tax returns and reports to be filed by them and have paid, or established adequate reserves for, all Taxes required to be paid by them. Except for deficiencies which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Company Material Adverse Effect, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any Company Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

                  Section 3.14 Brokers. Except for Conway, Del Genio Gries & Co. LLC (the "Financial Advisor"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to Buyers, Parent and Merger Sub a complete and correct copy of all agreements between the Company and the Financial Advisor under which the Financial Advisor would be entitled to any payment relating to the Merger and any other transactions contemplated hereby.

                  Section 3.15 Certain Statutes. The Board of Directors of the Company has taken all appropriate and necessary actions to ensure that the restrictions on "business combinations" in Section 203 of the DGCL will not apply to this Agreement, the Merger or the other transactions contemplated by this Agreement.

                  Section 3.16 Information. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement and any amendments thereof or supplements thereto and at the time of the Company Stockholders Meeting (as defined in Section 5.5), contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Proxy Statement, amendment thereof or supplement thereto, or necessary in order to make the statements in that Proxy Statement, amendment thereof or supplement thereto, in light of the circumstances under which they are made, not misleading. The Proxy Statement and amendments thereof or supplements thereto, if any, will comply as to form in all material respects with all applicable provisions of the Securities Act and the Exchange Act.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                        OF BUYERS, PARENT AND MERGER SUB

                  Each of Buyers, Parent and Merger Sub, as the case may be, represents and warrants to the Company that:

                  Section 4.1 Organization. Each of Buyers, Parent and Merger

Sub has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

                  Section 4.2 Certificate of Incorporation and By-Laws. Complete copies of the certificate of incorporation and by-laws of Merger Sub (collectively, the "Merger Sub Charter Documents") and the organizational documents of Parent (collectively, the "Parent Charter Documents") have been made available to the Company. The Merger Sub is not in violation of any of the provisions of Merger Sub Charter Documents. The Parent is not in violation of any of the provisions of Parent Charter Documents.

                  Section 4.3 Capitalization of Merger Sub. Parent owns, directly or indirectly, all of the outstanding capital stock of Merger Sub. Other than the shares of Merger Sub Common Stock outstanding on the date hereof, Merger Sub has no capital stock, options, warrants or other securities of any type outstanding on the date hereof.

                  Section 4.4 Authority. Each of Buyers, Parent and Merger Sub has all necessary partnership, limited liability company and corporate power, as the case may be, and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery of this Agreement by each of Buyers, Parent and Merger Sub and the consummation by each of Buyers, Parent and Merger Sub of such transactions have been duly and validly authorized by all necessary partnership, limited liability company and corporate action, as the case may be, and no other company proceedings on the part of Buyers, Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly authorized and validly executed and delivered by each of Buyers, Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of Buyers, Parent and Merger Sub, enforceable against each of Buyers, Parent and Merger Sub in accordance with its terms.

                  Section 4.5 No Conflict. The execution and delivery of this Agreement by Buyers, Parent and Merger Sub do not, and the performance of this Agreement by each of Buyers, Parent and Merger Sub will not:

                  (a) conflict with or violate any provision of any Merger Sub Charter Document, Parent Charter Document or the partnership agreements of Buyers;

                  (b) assuming that all consents, approvals, authorizations and other actions described in Section 4.6 have been obtained and all filings and obligations described in Section 4.6 have been made, conflict with or violate any Law applicable to Buyers, Parent or Merger Sub or by which any property or asset of Buyers, Parent or Merger Sub is or may be bound or affected; or

                  (c) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Buyers, Parent or Merger Sub under any Contract to which Buyers, Parent or Merger Sub is a party or by which any of them or their assets or properties is or may be bound or affected except for such breaches, defaults or other occurrences which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Buyer Material Adverse Effect. Section


                  4.6 Required Filings and Consents. The execution and delivery of this Agreement by Buyers, Parent and Merger Sub do not, and the performance of this Agreement by Buyers, Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity except (i) for applicable filings required pursuant to the Exchange Act, Securities Act, and applicable state securities or Blue Sky Laws, if any, (ii) the filing of the Certificate of Merger as required by the DGCL and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Buyer Material Adverse Effect.

                  Section 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Buyers, Parent or Merger Sub.

                  Section 4.8 Information. None of the information to be supplied by Buyers, Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement and any amendments thereof or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Proxy Statement, amendment thereof or supplement thereto, or necessary in order to make the statements in that Proxy Statement, amendment thereof or supplement thereto, in light of the circumstances under which they are made, not misleading.

                  Section 4.9 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not engaged in any business activities or conducted any operations, and Merger Sub does not have any liabilities, other than in connection with the transactions contemplated by this Agreement. Financing. Buyers have, or will have as of the Closing Date, funded Parent, and Parent will have funded Merger Sub with cash in the form of a contribution to capital in an amount equal to the product of (a) the Merger Consideration and (b) the number of issued and outstanding

Common Shares other than Treasury Shares and Parent-Owned Shares.

                                    ARTICLE V

                                    COVENANTS

                  Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement or with the prior written consent of Buyers, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Company Subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and will use its reasonable best efforts to, and to cause each Company Subsidiary to, preserve intact the business organization of the Company and each of the Company Subsidiaries, to keep available the services of the present officers and key employees of the Company and the Company Subsidiaries, and to preserve the goodwill of customers, suppliers and all other Persons having business relationships with the Company and the Company Subsidiaries.

                  Section 5.2 Certain Interim Operations. Buyers, Parent and Merger Sub covenant and agree that, except as contemplated by this Agreement, prior to the Effective Time, without the prior written consent of the Company, Buyers will cause Merger Sub not to do any business other than with respect to, or in connection with, this Agreement and the transactions contemplated hereby. The Parent, Merger Sub and Buyers shall not purchase or contract to purchase any Common Shares other than as contemplated in the fifth Whereas clause to this Agreement without the consent of the Special Committee and the Company.

                  Section 5.3 Other Actions. During the period from the date hereof to the Effective Time, the Company and Buyers shall not, and Buyers shall not permit Parent or the Merger Sub to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the Merger set forth in Article 6 hereof not being satisfied.

                  Section 5.4 Notification of Certain Matters. Buyers, Parent and Merger Sub and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which could reasonably be expected (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) to cause any material covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects or (iii) to result in, in the case of Buyers, Parent or Merger Sub, a Buyer Material Adverse Effect; and, in the case of the Company, a Company Material Adverse Effect, (b) any failure of the Company, Buyers, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect, (c) any notice or other material communications from any Governmental Entity in connection with the transactions contemplated by this Agreement and (d) the commencement of any suit, action or proceeding that seeks to prevent or seek damages in respect of, or otherwise relates to, the consummation of the transactions contemplated by this Agreement; provided, however, that in the case of (a) or (b), no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.




                  Section 5.5 Proxy Statement.
                              ---------------

                  (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare a proxy statement or information statement, as appropriate, of the

Company relating to the meeting of the Company's stockholders (the "Company Stockholders Meeting") to be held to consider adoption of this Agreement (together with any amendments thereto, the "Proxy Statement"). Such meeting may be a special meeting or combined with the Company's annual meeting with respect to the Company's fiscal year ended December 30, 2000. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of NASDAQ and (iv) the DGCL. Substantially contemporaneously with the filing of the Proxy Statement with the SEC, copies of the Proxy Statement shall be provided to NASDAQ. Buyers shall furnish all information concerning Parent, Merger Sub and Buyers as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement. The Company shall prepare and file the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement declared effective by the SEC as promptly as practicable. As promptly as practicable after the date hereof, the Proxy Statement will be mailed to the stockholders of the Company; provided, however, that the Proxy Statement shall not be distributed, and no amendment or supplement thereto shall be made by the Company, without the prior consent of Buyers and their counsel.

                  (b) The Proxy Statement shall include the unanimous and unconditional recommendation of the Board of Directors of the Company and of the Special Committee to the stockholders of the Company that they vote in favor of the adoption of this Agreement; provided, however, that the Special Committee may, at any time prior to the Closing Date, to the extent permitted by Section 5.8, withdraw, modify or change any such recommendation if the Special Committee determines in good faith that failure to so withdraw, modify or change its recommendation would be inconsistent with the Special Committee's fiduciary duties to the Company's stockholders under applicable Laws after receipt of advice to such effect from independent legal counsel.

                  (c) No amendment of or supplement to the Proxy Statement will be made without the approval of Buyers and the Company, which approval shall not be unreasonably withheld or delayed. Each of Buyers and the Company will advise the other, promptly after it receives notice thereof, of the issuance of any stop order or of any request by the SEC or NASDAQ for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

                  (d) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) are first mailed to the stockholders of the Company, (ii) the time of the Company Stockholders Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or fails to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall promptly inform Buyers.

                  (e) The information supplied by Buyers for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment of or supplement to the Proxy Statement) is first mailed to the stockholders of the Company, (ii) the time of the Company Stockholders Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Buyers, Parent or Merger Sub, or their respective officers or directors, should be discovered by Buyers that should be set forth in an amendment of or a supplement to the Proxy Statement, Buyers shall promptly inform the Company.


                  Section 5.6 Stockholders' Meeting. The Company shall call and hold the Company Stockholders Meeting as promptly as practicable after the date hereof for the purpose of voting upon the adoption of this Agreement. The Company shall use its reasonable best efforts (through its agents or otherwise) to solicit from its stockholders, proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the Requisite Company Vote, except to the extent that the Board of Directors of the Company determines in good faith that doing so would cause the Board of Directors of the Company to breach its fiduciary duties to the Company's stockholders under applicable Law after receipt of advice to such effect from independent legal counsel (who may be the Company's regularly engaged independent legal counsel).

                  Section 5.7 Access to Information. Except as required under and subject to the provisions of any confidentiality agreement or similar agreement or arrangement to which Buyers or the Company or any of their respective subsidiaries is a party or under applicable Law or the regulations or requirements of any securities exchange or quotation service or other self-regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, the Company and Buyers shall (and shall cause their respective subsidiaries to): (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, investment bankers, agents and other representatives (collectively, "Representatives")) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the other and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the other party and its subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted under this Section 5.7 shall affect or be deemed to modify any representation or warranty made in this Agreement.


                  Section 5.8 No Solicitation.
                              ----------------

                  (a) The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any Company Subsidiaries or any of their Representatives, directly or indirectly, to solicit, initiate or encourage any discussions or inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or the Company Subsidiaries or acquisition of 10% or more of the assets or capital stock of the Company and the Company Subsidiaries taken as a whole (a "Takeover Proposal") or negotiate, explore or otherwise engage in substantive discussions with any Person (other than Buyers) with respect to any Takeover Proposal (it being understood that the passive receipt of communications from third parties shall not be deemed participation in discussions or negotiations) or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger; provided, however, that if the Board of Directors of the Company and the Special Committee determine in good faith, after consultation with independent outside legal counsel, that prior to obtaining the Requisite Company Vote, it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law, the Company may, prior to obtaining the

Requisite Company Vote, in response to a Takeover Proposal, which proposal is supported by fully committed financing, was not solicited by it and which did not otherwise result from a breach of this Section 5.8, and subject to providing prior written notice of its decision to take such action to Buyers and compliance with the other requirements of this Section 5.8, (i) furnish information with respect to the Company and the Company Subsidiaries to any Person making such Takeover Proposal pursuant to a customary confidentiality agreement (as determined in good faith by the Company based on the advice of its independent outside legal counsel) and (ii) participate in discussions or negotiations regarding such Takeover Proposal.

                  (b) Except in connection with a Superior Proposal, provided that there has been no violation of this Section 5.8, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyers, the approval or recommendation by the Board of Directors of the Company or such committee of this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause the Company to enter into any Acquisition Agreement.

                  (c) The Company shall promptly advise Buyers orally and in writing of any request for information of the type referred to in Section 5.8(a) or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the Person making such request or Takeover Proposal. The Company will keep Buyers informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

                  (d) Nothing contained in this Section 5.8 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with independent outside legal counsel and based as to legal matters on the written advice of the Company's independent outside legal consent, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as contemplated by Section 5.8(b), neither the Company nor the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Offer or Merger, or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

                  Section 5.9 Directors' and Officers' Indemnification.
                              -----------------------------------------

                  (a) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or Bylaws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of such individuals' services as directors, officers or employees of the Company or any of its subsidiaries (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company Charter Documents or any applicable Contract as in effect on the date hereof.

                  (b) The Surviving Corporation will maintain, for a period of not less than six years after the Effective Time, the current policies of directors' and officers' liability insurance maintained by the Company for the Company's directors and officers as of the date prior to the date of this Agreement and as of the date hereof directors and officers for events occurring at or prior to the Effective Time (the "D&O Insurance"); provided that the Surviving Corporation may substitute therefor policies that are no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

                  (c) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.


                  Section 5.10 Consents; Filings; Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated hereby, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or Buyers or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (iii) obtain all consents, amendments to or waivers under the terms of any Contracts required by the transactions contemplated by this Agreement, and (iv) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the Merger and the other transactions contemplated hereby required under (A) the Securities Act, the Exchange Act and any applicable state securities laws or Blue Sky Laws, (B) the DGCL, (C) any other applicable Law and (D) the rules and regulations of NASDAQ. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting party or to any voluntary delay of the consummation of the Merger and the other transactions contemplated hereby at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

                  Section 5.11 Public Announcements. The initial press release concerning the Merger shall be a joint press release and, thereafter, the Company and Buyers shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of NASDAQ, in which case the issuing party shall use its reasonable best efforts to consult with the other parties before issuing any such release or making any such public statement.

                  Section 5.12 Expenses. All expenses incurred by the parties hereto in connection with this Agreement and the Merger and the other transactions contemplated hereby, whether or not the Merger or any of such other transactions are consummated, shall be paid by the party incurring such expense; provided, however, that the Company shall pay all expenses of the Buyers if the Merger is consummated.

                  Section 5.13 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated hereby, each of the Company and Buyers and its respective board of directors or similar body shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.


                                   ARTICLE VI

                                   CONDITIONS


                  Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:


                  (a) The Company shall have received the Requisite Company Vote; and


                  (b) No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, order, injunction or decree (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.


                  Section 6.2 Conditions to Obligation of Buyers, Parent and the Merger Sub. The obligation of Buyers, Parent and the Merger Sub to effect the Merger shall be subject to the fulfillment or waiver at the Effective Time of the following additional conditions:


                  (a) The Company shall have performed in all material respects the covenants and obligations required to be performed by it under this Agreement on or prior to the Effective Time;

                  (b) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (except to the extent that any such representation or warranty had by its terms been made as of a specific date in which case such representation or warranty shall have been true and correct as of such specific date); and

                  (c) Buyers shall have received a certificate signed by an executive officer of the Company to the effect of Sections 6.2(a) and (b).

                  Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver at the Effective Time of the following additional conditions:

                  (a) Buyers, Parent and the Merger Sub shall have performed in all material respects the covenants and obligations required to be performed by them under this Agreement on or prior to the Effective Time;

                  (b) The representations and warranties of Buyers, Parent and the Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (except to the extent that any such representation or warranty had by its terms been made as of a specific date in which case such representation or warranty shall have been true and correct as of such specific date); and

                  (c) The Company shall have received a certificate signed by the general partner of each Buyer to the effect of Sections 6.3(a) and (b).

                                  ARTICLE VII

                                   TERMINATION


                  Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the Requisite Company Vote, as follows:


                  (a) by mutual written consent of Buyers and the Company;

                  (b) by either Buyers or the Company if:

                           (i) the Merger has not been consummated on or before July 31, 2001; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                           (ii) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby; or

                           (iii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable;

                  (c) by Buyers, if the Board of Directors of the Company, with the concurrence of the Special Committee, or the Special Committee shall have
(i) withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Buyers, its approval of this Agreement or recommendation to the Company's stockholders, (ii) approved or recommended, or proposed publicly to approve or recommend, any Takeover Proposal, (iii) caused the Company to enter into any agreement with respect to any Superior Proposal, in each case in accordance with Section 5.8 of this Agreement, or (iv) the Board, the Special Committee or any other committee thereof shall have resolved to take any of the foregoing actions;

                  (d) by the Company, if the Company receives a Superior Proposal and the Board of Directors of the Company or the Special Committee, based on the advice of independent outside legal counsel, determines in good faith that such action is necessary for the Board of Directors or the Special Committee to avoid breaching its fiduciary duties to the Company's stockholders under applicable law; or

                  (e) by Buyers or the Company, if the Requisite Company Vote has not been obtained at the relevant stockholders' meeting or completion of the consent solicitation process, as applicable.


                  Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate and be of no further force and effect (except for the provisions of Sections
5.11 and 5.12 and Article VIII), and there shall be no other liability on the part of Buyers, Parent, Merger Sub or the Company, except liability, if any, for a breach of this Agreement.


                                  ARTICLE VIII

                                  MISCELLANEOUS

                  Section 8.1 Defined Terms.
                              --------------

                  "Acquisition Agreement" shall mean any letter of intent, agreement in principle, acquisition agreement or other similar agreement, contract or commitment related to any Takeover Proposal.

                  "affiliate," as applied to any Person, shall mean any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Buyer Material Adverse Effect" shall mean any change in or effect on the business, assets, properties, results of operations or financial condition, prospects or condition (financial or otherwise) of Buyers, Parent or Merger Sub that is or could reasonably be expected to be materially adverse to the Buyers, Parent and Merger Sub, taken as a whole, or that could reasonably be expected to materially impair the ability of Buyers to perform their obligations under this Agreement or consummate the Merger and the other transactions contemplated hereby.

                  "Claims" shall mean any suit, claim, action, proceeding or investigation.

                  "Company Material Adverse Effect" shall mean any change in or effect on the business, assets, properties, results of operations or financial condition or condition (financial or otherwise) of the Company or any Company Subsidiaries that is or could reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or that could reasonably be expected to materially impair the ability of the Company to perform its obligations under this Agreement or consummate the Merger and the other transactions contemplated hereby.

                  "Contract" shall mean any note, bond, mortgage, indenture, contract, agreement, commitment, lease, license, permit, franchise or other instrument or obligation.

                  "Environment" means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.

                  "Environmental Claims" means any notification, whether direct or indirect, formal or informal, written or oral, pursuant to Safety and Environmental Laws or principles of common law relating to pollution, protection of the Environment or health and safety, that any of the current or past operations of the Company or any Company Subsidiary, as the case may be, or any by-product thereof, or any of the property currently or formerly owned, leased or operated by the Company or any Company Subsidiary, or the operations or property of any predecessor of the Company or any Company Subsidiary is or may be implicated in or subject to any proceeding, action, investigation, claim, lawsuit, order, agreement or evaluation by any Governmental Entity or any other person.

                  "GAAP" shall mean United States generally accepted accounting principles, as currently in effect.

                  "Governmental Entity" shall mean any domestic or foreign national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal or arbitral body or self-regulated entity.

                  "including" shall mean, unless the context clearly requires otherwise, including but not limited to the things or matters named or listed after that term.

                  "Indebtedness" shall mean (i) indebtedness of or any obligation of the Company and Company Subsidiaries for borrowed money, whether current, short-term, or long-term, secured or unsecured, (ii) all lease obligations of the Company and Company Subsidiaries, (iii) any payment obligations of the Company or Company Subsidiaries in respect of banker's acceptances or letters of credit and (iv) any present, future or contingent obligations of the Company or Company Subsidiaries.

                  "knowledge," shall mean, as applied to the Company, the actual knowledge of the directors and executive officers of the Company.

                  "Law" shall mean foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree.

                  "Liens" shall mean any mortgage, security interest, lien, encumbrance, claim, pledge, option, right of first refusal, agreement or limitation of any kind on the Company's or Company Subsidiary's voting rights, charges and other encumbrances or any nature whatsoever.

                  "NASDAQ" shall mean either the Nasdaq National Market System or Nasdaq Small Cap Market.

                  "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                  "Safety and Environmental Laws" means all federal, state and local laws and orders relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of pollutants, contaminants or industrial, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, toxic or hazardous substances or wastes.

                  "subsidiary" or "subsidiaries" shall mean, with respect to Buyers, the Company or any other Person, any entity of which any of Buyers, the Company or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests constituting more than 50% of the voting or economic interest in such entity.

                  "Superior Proposal" shall mean any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, for consideration to the Company's stockholders consisting of cash and/or securities, at least all of the shares of the Company's capital stock then outstanding that are not owned by Buyers, Parent or their respective affiliates or all or substantially all the assets of the Company, on terms which the Board of Directors of the Company and the Special Committee determine in their good faith judgment to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed.

                  "Takeover Statute" shall mean a "fair price," "moratorium," "control share acquisition" or other similar state or federal anti-takeover statute or regulation.

                  "Taxes" shall mean all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs, assessments, or governmental charges of any nature whatsoever.


         Section 8.2 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall not survive the Closing. Each party agrees that, except for the representations and warranties contained in this Agreement and the Company Disclosure Letter, no party to this Agreement has made any other representations and warranties, and each party disclaims any other representations and warranties, made by itself or any of its Representatives with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery of disclosure to any other party or any party's Representatives of any documentation or other information with respect to any one or more of the foregoing.


                  Section 8.3 VENUE; WAIVER OF JURY TRIAL.
                              ----------------------------

                  (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES, EXCEPT THAT DELAWARE LAW SHALL APPLY TO THE EXTENT REQUIRED IN CONNECTION WITH THE

EFFECTUATION OF THE MERGER. The parties irrevocably submit to the jurisdiction of the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement and by those documents, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject to this Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.4 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

                  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.3.


                  Section 8.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails, as follows:

                   If to Buyers, Parent or Merger Sub:
                   Three Cities Research, Inc.
                   650 Madison Avenue
                   New York, New York  10022
                   Attention:   Willem F. P. de Vogel
                   Telephone:  (212) 838-9660
                   Facsimile:   (212) 980-1142
                   with copies to:

                   Paul, Weiss, Rifkind, Wharton & Garrison
                   1285 Avenue of the Americas
                   New York, New York  10019-6064
                   Attention:  Mark A. Underberg, Esq.
                   Telephone:  (212) 373-3000
                   Facsimile:   (212) 757-3990

                   If to the Company:

                   The Leslie Fay Company, Inc.
                   1412 Broadway
                   New York, New York  10018
                   Attention: John J. Pomerantz
                   Telephone:  (212) 221-4141
                   Facsimile:   (212) 221-4287
                   with copies to:

                   Jenkens & Gilchrist Parker Chapin LLP
                   The Chrysler Building
                   405 Lexington Avenue
                   New York, NY 10174
                   Attention: Michael J. Shef, Esq.
                   Telephone: (212) 704-6140
                   Facsimile: (212) 704-6288

                   and

                   Weil, Gotshal & Manges LLP
                   767 Fifth Avenue
                   New York, NY 10153
                   Attention:  Stephen Jacobs, Esq.
                   Telephone: (212) 310-8000
                   Facsimile:  (212) 310-8007


or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.


                  Section 8.5 Entire Agreement. This Agreement (including any exhibits and annexes to this Agreement) and the Company Disclosure Letter constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter of this Agreement.

                  Section 8.6 No Third-Party Beneficiaries. Except as provided in Section 5.9, this Agreement is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies under this Agreement.

                  Section 8.7 Obligations of Buyers and of the Company. Whenever this Agreement requires Parent or Merger Sub to take any action, that requirement shall be deemed to include an undertaking on the part of Buyers to cause Parent or Merger Sub to take that action. Whenever this Agreement requires a Company Subsidiary to take any action, that requirement shall be deemed to include an undertaking on the part of the Company to cause that Company Subsidiary to take that action.

                  Section 8.8 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                  Section 8.9 Interpretation. The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a section, exhibit or annex, that reference shall be to a section of or exhibit or annex to this Agreement unless otherwise indicated.

                  Section 8.10 Assignment. This Agreement shall not be assignable by operation of law or otherwise, except that Buyers, Parent or Merger Sub may designate, by written notice to the Company, another subsidiary that is wholly owned directly or indirectly either by Buyers or Parent or that is owned directly or indirectly jointly by Buyers or Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall be deemed references to such other subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

                  Section 8.11 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

                  Section 8.12 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. At any time prior to the Effective Time and subject to applicable Law, this Agreement may be amended, superseded, canceled, modified, renewed or extended, and the terms hereof may be waived, only by a written agreement signed by each of the parties, with the consent of the Special Committee, or, in the case of a waiver, by the party waiving compliance, with the consent of the Special Committee, if applicable. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at Law or in equity.

                  Section 8.13 Usage. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively.

                  Section 8.14 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

                  Section 8.15 Further Assurances. Each of the parties agree to execute any and all documents and take any and actions as may be reasonably required or necessary to carry out the provisions of this Agreement.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                              THE LESLIE FAY COMPANY, INC.


                                              By:
                                                  -----------------------------
                                                  Name:
                                                  Title:

                                              THREE CITIES FUND II, L.P.

                                              By:   TCR ASSOCIATES, L.P.,
                                                          its general partner


                                                 By:
                                                   -----------------------------
                                                   Name:
                                                   Title:  General Partner


                                              THREE CITIES OFFSHORE II C.V.

                                              By: THREE CITIES ASSOCIATES, N.V.,
                                                    its general partner


                                                   By:
                                                      --------------------------
                                                        Name:  J. William Uhrig
                                                        Title: Managing Director


                                              LF ACQUISITION, LLC


                                              By:
                                                  -----------------------------
                                                  Name:
                                                  Title:

                                              LF MERGER CO.


                                              By:
                                                  -----------------------------
                                                  Name:
                                                  Title:

                                    ANNEX B-1

             FAIRNESS OPINION OF CONWAY, DEL GENIO, GRIES & CO., LLC

March 23, 2001


Bernard Olsoff and Robert L. Sind
Special Committee of the Board of Directors
The Leslie Fay Company, Inc.
1412 Broadway
New York, NY 10018


Dear Special Committee of the Board of Directors:

         You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of The Leslie Fay Company, Inc. (the "Company" or "Leslie Fay") of the consideration (the "Consideration") to be received in connection with the proposed acquisition of all outstanding shares of common stock, par value $.01 per share, of the Company not currently owned by Three Cities Funds for a cash price per share of $5.00 (the "Transaction"), as contemplated by that certain Securities Purchase Agreement and the documents referred to therein.


         For purposes of the opinion set forth herein, we have, among other things:

1. Reviewed the terms of a final but unexecuted version of the Agreement and Plan of Merger dated as of March 23, 2001;

2. Reviewed certain documents to which the Company is a party and that were made available to us by the Company;

3. Held discussions with members of the management regarding the Company, its operations, strategy, financial position, capital resources and liquidity and prospects;

4. Reviewed available information concerning the Company which we deemed relevant, including without limitation, those financial statements of the Company set forth in the Company's Quarterly Report of Form 10-Q for the quarter ended September 30, 2000 and the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2000 which the Company's management has identified as being the most current financial statements available;

5. Reviewed a draft as of March 22, 2001, of the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2001;

6. Reviewed financial projections for the Company for fiscal years 2001 to 2005, delivered or communicated to us by management of the Company and conducted interviews with the management of the Company regarding, among other things, the material assumptions that underlie such projections;

7. Reviewed certain other operating and financial information concerning the business and operations of the Company;

8. Reviewed certain publicly available information concerning certain other companies that we believed to be generally comparable to the Company;

9. Reviewed certain publicly available information relating to the financial terms of certain transactions;

10.  Reviewed other information that we considered relevant to our analysis; and

11. Reviewed the historical market prices and trading volume for the Company's publicly traded securities.

     The foregoing is, of course, only a summary of the information reviewed and factors considered by us that have influenced our opinion and does not recite in detail all of such information and factors that we have taken into consideration in connection with our opinion.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of all of the information reviewed by us for purposes of this opinion. With regard to the Company's financial projections, observations and other estimates supplied or communicated to us by the Company, we have assumed that they have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of any of the assets or liabilities of the Company nor have we been furnished with any such appraisals. We have also assumed that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it.

     Our opinion is necessarily based upon financial, economic, market and other conditions in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion. We have assumed that the Transaction will be consummated in accordance with the applicable agreements governing the Transaction, as such agreements existed at the time of our review, and that all conditions to the Transaction will be satisfied without waiver of such conditions.

     Our opinion is addressed to and is provided for the information of the Special Committee of the Board of Directors of the Company in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any shareholder with respect to the Transaction. This opinion may be reproduced in full in any proxy or information statement mailed to the shareholders of the Company but may not otherwise be disclosed publicly in any manner without prior written consent. Our opinion does not address the relative merits of the Transaction nor does it address other business strategies that may have been or are being considered by the Company's Special Committee of the Board of Directors. This opinion does not address the Company's underlying business decision to effect the Transaction. In arriving at our opinion set forth herein, we were not authorized to solicit and did not solicit interest from any party regarding any alternative financing strategies on behalf of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

     Based upon and subject to the foregoing, we are of the opinion that the Consideration to be received by the shareholders of the Company (other than Three Cities Funds) in the Transaction is fair, from a financial point of view.


                                         Very truly yours,




                                         CONWAY, DEL GENIO, GRIES & CO., LLC

                                         By:/s/ Robert A. Del Genio
                                            -----------------------------------
                                                Robert A. Del Genio

                                    ANNEX C-1
                  DELAWARE GENERAL CORPORATION LAW SECTION 262


                             DELAWARE CODE ANNOTATED
                Copyright (c) 1975-2001 by The State of Delaware
                              All rights reserved.

                  *** CURRENT THROUGH 2000 REGULAR SESSION ***

                              TITLE 8. CORPORATIONS

                       CHAPTER 1. GENERAL CORPORATION LAW

               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

                            8 Del. C. ss. 262 (2000)

ss.  262. Appraisal rights

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                         PRELIMINARY PROXY MATERIALS --
                        CONFIDENTIAL, FOR THE USE OF THE
                     SECURITIES AND EXCHANGE COMMISSION ONLY

                          THE LESLIE FAY COMPANY, INC.
                                  1412 Broadway
                            New York, New York 10018


                     THIS PROXY IS SOLICITED BY LESLIE FAY'S
                           BOARD OF DIRECTORS FOR THE
                         SPECIAL MEETING OF STOCKHOLDERS
                   To be held on __________, August ___, 2001



         The undersigned holder of Common Stock of The Leslie Fay Company, Inc., a Delaware corporation (the "Company"), hereby appoints John J. Pomerantz, John
A. Ward and Warren T. Wishart, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of stock of the Company that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company, to be held on _______, August______, 2001 at 10:30 a.m. local time, at the offices of Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York 10174 and at any adjournment or postponement thereof.


         The Board of Directors recommends a vote FOR approval and adoption of the Amended and Restated Agreement and Plan of Merger.

         1. Approval and adoption of the Amended and Restated Agreement and Plan of Merger as described in the Company's Proxy Statement.

/  / FOR                         /  / AGAINST                     /  / ABSTAIN


         2. Proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt the Amended and Restated Agreement and Plan of Merger.

/  / FOR                         /  / AGAINST                     /  / ABSTAIN



         3. Upon such other matters as may properly come before the Special Meeting.


                                               (Continue and Sign on Other Side)

(Continued from other side)

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH IN ITEM 1 AND 2 AND WITH REGARD TO OTHER MATTERS THAT MAY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF, IN THE DISCRETION OF THE PROXYHOLDERS AS DESCRIBED IN THE PROXY STATEMENT.

         The undersigned hereby acknowledges receipt of the Notice of the Special Meeting and the accompanying Proxy Statement.



                            ....................................................
                                                (Signature)

                            ...................................................
                                          (Signature if held jointly)


                            Date.........................................., 2001

Please sign exactly as name appears hereon and mail it promptly even though you now plan to attend the Special Meeting. When shares are held by joint tenants, both should sign. When signing as Attorney, Executor, Administrator, Guardian or Trustee, please add your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                   PLEASE MARK, SIGN AND DATE THIS PROXY CARD
                AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.
              NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.